Filed Pursuant to 424(b)(5).
Registration Statement No. 333-146326

A filing fee of $21,444, calculated
in accordance with Rule 457(r), has
been transmitted to the SEC in
connection with the securities offered
from the registration statement (File
No. 333-146326) by means of this
prospectus supplement.

PROSPECTUS SUPPLEMENT
(To Prospectus Dated September 26, 2007)

20,000,000 shares

Aircastle Limited

Common shares

We are offering 10,000,000 of our common shares and the selling shareholders identified in this prospectus supplement are offering 10,000,000 of our common shares in this offering. We will not receive any proceeds from the sale of shares being sold by the selling shareholders. After this offering, funds managed by affiliates of Fortress Investment Group LLC and certain officers of Fortress will beneficially own approximately 41% of our common shares.

Our common shares are listed on the New York Stock Exchange under the symbol ‘‘AYR’’. The last reported sale price of our common shares on October 3, 2007, was $31.75 per share.

	Per Share	Total
Public offering price	$31.75	$635,000,000
Underwriting discounts and commissions	$0.9525	$19,050,000
Proceeds to Aircastle (before expenses)	$30.7975	$307,975,000
Proceeds to the selling shareholders (before expenses)	$30.7975	$307,975,000

We have granted the underwriters a 30-day option to purchase up to 1,000,000 additional common shares, and the selling shareholders have granted the underwriters a 30-day option to purchase up to 1,000,000 additional common shares, in each case at the public offering price less underwriting discounts and commissions for the purpose of covering over-allotments, if any.

Investing in our common shares involves a high degree of risk. See ‘‘Risk Factors’’ beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. You should read this prospectus supplement, the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus carefully before you make your investment decision.

Neither the Securities and Exchange Commission, state securities regulators, the Minister of Finance and the Registrar of Companies in Bermuda, the Bermuda Monetary Authority nor any other regulatory body has approved or disapproved of these securities or determined if this prospectus is accurate or complete. Any representation to the contrary is a criminal offense.

The underwriters expect to deliver the shares against payment in New York, New York on October 10, 2007.

JPMorgan	Bear, Stearns & Co. Inc.	Citi
Jefferies & Company		Lazard Capital Markets

October 3, 2007

Prospectus Supplement

Prospectus

We, the selling shareholders and the underwriters have not authorized anyone to provide you with different information or to make representations as to matters not stated or incorporated by reference in this prospectus supplement and the accompanying prospectus. You must not rely on unauthorized information. This prospectus supplement and the accompanying prospectus may be used only where it is legal to sell these securities. The information in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference is only accurate on the respective dates of such documents.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of our common shares to and between persons resident and non-resident of Bermuda for exchange control purposes, provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange, or NYSE. This prospectus supplement and the accompanying prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus supplement for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference.

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About this prospectus supplement

This document is in two parts. The first part is this prospectus supplement, which describes the terms of the offering of common shares and also adds to and updates information contained in the accompanying prospectus and the documents incorporated by reference into this prospectus supplement and the accompanying prospectus. The second part is the accompanying prospectus, which provides more general information. To the extent there is a conflict between the information contained in this prospectus supplement, on the one hand, and the information contained in the accompanying prospectus or any document incorporated herein and therein by reference, on the other hand, you should rely on the information in this prospectus supplement.

Special note regarding forward-looking statements

This prospectus supplement, the accompanying prospectus and the documents incorporated by reference may contain forward-looking statements which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates’’ or the negative version of those words or other comparable words. Any such forward-looking statements are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, Fortress, any selling shareholder or other Fortress fund, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, a decrease in the overall demand for commercial aircraft and aircraft leasing, the economic condition of the global airline industry and the ability of our lessees and potential lessees to make operating lease payments to us, acquisition risks, competitive pressures within the industry, the ability to obtain financing on satisfactory terms, risks related to the geographic markets in which we and our lessees operate and other factors described in the section entitled ‘‘Risk Factors’’ in this prospectus supplement and in the documents incorporated by reference in this prospectus supplement and the accompanying prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus supplement, the accompanying prospectus or the documents incorporated by reference reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. You should specifically consider all of the factors identified in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference that could cause actual results to differ before making an investment decision to purchase our common shares.

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Prospectus Supplement Summary

This summary highlights information contained elsewhere in this prospectus supplement, the accompanying prospectus and the documents incorporated by reference. This summary does not contain all of the information you should consider before investing in our common shares. You should read this entire prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, carefully before making an investment decision, especially the risks of investing in our common shares discussed under ‘‘Risk Factors’’ contained herein and therein and the consolidated financial statements and notes to those consolidated financial statements incorporated by reference herein and therein.

Unless the context suggests otherwise, references in this prospectus supplement to ‘‘Aircastle,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our’’ refer to Aircastle Limited and its subsidiaries. References in this prospectus supplement to ‘‘AL’’ refer only to Aircastle Limited. References in this prospectus supplement to ‘‘Aircastle Bermuda’’ refer to Aircastle Holding Corporation Limited and its subsidiaries. References in this prospectus supplement to ‘‘Fortress’’ refer to Fortress Investment Group LLC, affiliates of which manage the Fortress funds, and certain of its affiliates and references to the ‘‘Fortress funds’’ refer to AL shareholders which are managed by affiliates of Fortress. References in this prospectus supplement to ‘‘selling shareholders’’ refer to our shareholders described in the section herein entitled ‘‘Selling Shareholders.’’ Throughout this prospectus supplement, when we refer to our aircraft, we include aircraft that we have transferred into grantor trusts or similar entities, for purposes of financing such assets through securitization. These grantor trusts or similar entities are consolidated for purposes of our financial statements. All amounts in this prospectus supplement are expressed in U.S. dollars).

Aircastle Limited

We are a global company that acquires and leases high-utility commercial jet aircraft to passenger and cargo airlines throughout the world. High-utility aircraft are generally modern, operationally efficient jets with a large operator base and long useful lives. As of June 30, 2007, our aircraft portfolio consisted of 100 aircraft with 45 lessees located in 28 countries and managed through our offices in the United States, Ireland and Singapore. Typically, our aircraft are subject to net operating leases whereby the lessee is generally responsible for maintaining the aircraft and paying operational and insurance costs although, in a majority of cases, we are obligated to pay a portion of specified maintenance or modification costs. We also make investments in other aviation assets, including debt investments secured by commercial jet aircraft. As of September 24, 2007 we had acquired and committed to acquire aviation assets having an aggregate purchase price equal to $3.3 billion and $2.3 billion, respectively, for a total of approximately $5.6 billion, including 151 aircraft with 57 lessees in 33 countries. Our revenues and income from continuing operations for the three and six months ended June 30, 2007 were $85.1 million and $27.2 million and $155.1 million and $48.0 million, respectively.

We intend to pay regular quarterly dividends to our shareholders. We plan to grow our dividends per share through the acquisition of additional aviation assets using cash on hand, cash generated from operating activities and available credit facilities. We expect to finance our acquisitions on a long-term basis using relatively low-cost, non-recourse securitizations. Securitizations allow us to raise long-term capital by pledging cash flows of an asset pool, such as aircraft leases. In June 2007, we closed our second securitization, a $1.17 billion transaction comprising 59 aircraft, which we refer to as Securitization No. 2.

The table below is a summary of our recent dividend history. These dividends may not be indicative of the amount of any future dividends.

Dividend Period	Pay Date	Dividend Per Share ($)	Total Dividend ($ in millions)
Three months ended September 30, 2006	November 15, 2006	0.35	16.4	(1)
Three months ended December 31, 2006	January 15, 2007	0.4375	22.6
Three months ended March 31, 2007	April 13, 2007	0.50	33.6
Three months ended June 30, 2007	July 13, 2007	0.60	40.5
Three months ended September 30, 2007	October 15, 2007	0.65	43.8	(2)
(1)	Dividends for the three months ended September 30, 2006 were paid in two installments. A dividend of $0.156 per share was paid on August 15, 2006 for the period July 1, 2006 to August 12, 2006 for the period prior to our initial public offering. A dividend of $0.194 per share was paid on November 15, 2006 for the period after our initial public offering.
(2)	Our board of directors has declared a dividend of $0.65 per share for the third quarter of 2007. This dividend is payable on October 15, 2007 to holders of record of our common shares on September 28, 2007. Purchasers of common shares in this offering will not receive this dividend.

Competitive Strengths

We believe that the following competitive strengths will allow us to capitalize on the growth opportunities in the global aviation industry:

•	Diversified portfolio of high-utility aircraft. We have a portfolio of 109 high-utility aircraft, as of September 24, 2007, that is diversified with respect to geographic markets, lease maturities and aircraft type. Our lease expirations are well dispersed, with a weighted average remaining lease term of 4.5 years for aircraft we owned at June 30, 2007 and, as of September 24, 2007, only four of these aircraft have scheduled lease expiries or otherwise are available for lease within the next 12 months and have not been committed for lease or renewal. We believe that our focus on portfolio diversification reduces the risks associated with lessee defaults and any adverse geopolitical or economic issues and results in generally predictable cash flows.

•	Disciplined acquisition approach and broad sourcing network. We evaluate the risk-adjusted return of any potential acquisition first as a discrete investment and then from a portfolio management perspective. To evaluate potential acquisitions, we employ a rigorous due diligence process focused on: (i) cash flow generation with careful consideration of macro trends, industry cyclicality and product life cycles; (ii) aircraft specifications and maintenance condition; (iii) when applicable, lessee credit worthiness and the local jurisdiction’s rules for enforcing a lessor’s rights; and (iv) legal and tax implications. We source our acquisitions through well-established relationships with airlines, other aircraft lessors, financial institutions and other aircraft owners.

•	Scaleable business platform. We operate globally through offices in the United States, Ireland and Singapore, using a modern asset management system designed specifically for aircraft operating lessors and capable of handling a significantly larger aircraft portfolio. We believe that our facilities, systems and personnel currently in place are capable of supporting an increase in our revenue base and asset base without a proportional increase in overhead costs.

•	Experienced management team with significant technical expertise. Our management team has significant experience in the acquisition, leasing, financing, technical management, restructuring/repossession and sale of aviation assets.

•	Innovative long-term debt financing structure. On June 8, 2007, we closed Securitization No. 2. We have structured our securitizations to provide for the release to us, during the first five years, of the cash flows attributable to the underlying aircraft leases and other relevant contracts after payment of expenses, interest and scheduled principal payments. We intend to use this excess securitization cash flow to pay dividends and to make additional investments in aviation assets. By way of comparison, a typical aircraft securitization starts with significantly higher leverage and allows no release of excess securitization cash flows; instead, those cash flows are required to further amortize, and thus lower the leverage on, the securities.

Growth Strategy

We plan to grow our business and increase our dividends per share by employing the following business strategies:

•	Selectively acquire commercial jet aircraft and other aviation assets. We believe the large and growing aircraft market provides significant acquisition opportunities. We plan to leverage our experience to make opportunistic acquisitions of other asset-backed aviation assets, including debt securities secured by aviation assets and other non-aircraft aviation assets. As of September 24, 2007 we had acquired or committed to acquire aviation assets having an aggregate purchase price equal to $3.3 billion and $2.3 billion, respectively, for a total of approximately $5.6 billion.

•	Reinvest amounts approximately equal to non-cash depreciation expense in additional aviation assets. Through our strategy of reinvesting amounts approximately equal to non-cash depreciation expense, we will seek to maintain our asset base and grow our dividends.

•	Maintain an efficient capital structure. We expect to finance acquisitions on a long-term basis using aircraft lease portfolio securitizations. We believe that our long-term debt structure and dividend payment strategy result in a low cost of capital and a high degree of financial flexibility, allowing us to grow our business and dividends.

Recent Developments

On January 22, 2007, we entered into an acquisition agreement (the ‘‘GAIF Acquisition Agreement’’) with Guggenheim Aviation Fund LP (‘‘GAIF’’) under which we agreed to acquire 38 aircraft for an aggregate base purchase price of approximately $1.595 billion subject to certain agreed adjustments. The aircraft we will acquire under the GAIF Acquisition Agreement are scheduled to be delivered to us through February 2009. For certain of the aircraft, we have agreed to make an accelerated payment to the relevant seller and acquire its right to obligations under the seller’s purchase acquisition or freighter conversion agreement, with final payment and delivery of the aircraft to us being made upon delivery by the manufacturer or seller, or completion of the conversion process. As of June 30, 2007, we completed the acquisition of 24 of the aircraft to be delivered under the GAIF Acquisition Agreement, for approximately $780.4 million.

On June 8, 2007, we completed Securitization No. 2, a $1.17 billion transaction comprising 59 aircraft and having a legal final maturity of June 8, 2037. As of June 30, 2007, 39 of the aircraft had been transferred into the securitization and we paid certain expenses incurred of approximately $12.6 million in connection with closing Securitization No. 2. At June 30, 2007, proceeds in the amount of $500.6 million were held as restricted cash for the purchase of the remaining 20 aircraft, all of which transferred during the third quarter of 2007, resulting in the release of all of such restricted cash to us. We used a portion of the proceeds from Securitization No. 2 to repay amounts owed under Amended Credit Facility No. 2. The indebtedness incurred in connection with Securitization No. 2 provides for monthly payments of interest at a floating rate of one-month LIBOR plus 0.26%, which at June 30, 2007 was 5.58% per annum, and scheduled repayment of principal at maturity.

On June 20, 2007, we entered into an acquisition agreement (the ‘‘Airbus A330F Agreement’’) with Airbus SAS under which we agreed to acquire 15 new Airbus Model A330-200F freighter aircraft (the ‘‘A330F Aircraft’’). Five of the aircraft we will acquire under the Airbus A330F Agreement are scheduled to be delivered in 2010 with the remainder to be delivered in 2011.

As of June 30, 2007, we had commitments to acquire aircraft, and to convert aircraft to freighter configuration, of approximately $2.36 billion, including our anticipated commitments with respect to the 15 new A330F Aircraft and the balance of the aircraft to be delivered under the GAIF Acquisition Agreement.

Third Quarter Financial Information

While we do not yet have final results for the third quarter of 2007, we currently expect that our aircraft lease rental revenues will increase from the comparable period of 2006 due primarily to the purchase of additional aircraft. As of September 24, 2007, all of the 109 aircraft we owned were on lease and our contractual lease rental revenue for these aircraft was $35.6 million per month.

Board of Directors

Under our Amended and Restated Shareholders Agreement, which we refer to as our Shareholders Agreement, FIG Advisors LLC, an affiliate of Fortress, is permitted to designate a specified number of individuals to be elected to our board of directors depending on the percentage of our voting power beneficially owned by certain Fortress funds. Upon completion of this offering, Fortress funds will own between 25% and 50% of the voting power of the Company. As a result, in accordance with our Shareholders Agreement, the number of our directors entitled to be designated by FIG Advisors LLC will decrease from four to three directors. In connection with this offering, a special committee of our board of directors, comprised solely of independent directors, has waived the requirement under our Shareholders Agreement that FIG Advisors LLC cause one of the directors designated by it to resign from our board of directors as a result of the Fortress funds no longer owning more than 50% of our voting power. The special committee concluded that waiving such requirement under the Shareholders Agreement and continuing the current composition of our board, with a majority of independent directors, was in the best interests of our shareholders.

Fortress

Fortress is a global alternative asset manager with approximately $43.3 billion in assets under management as of June 30, 2007. Fortress manages private equity funds, hedge funds and publicly traded alternative investment vehicles. The private equity funds total approximately $23.4 billion of the firm’s assets under management as of June 30, 2007. Fortress was founded in 1998, is headquartered in New York and has affiliates with offices in Dallas, San Diego, Los Angeles, Toronto, London, Rome, Hong Kong, Frankfurt and Sydney.

Additional Information

We are a Bermuda exempted company and were incorporated on October 29, 2004 under the provisions of Section 14 of the Companies Act 1981 of Bermuda. Our registered office is located at Clarendon House, 2 Church Street, Hamilton HM 11, Bermuda, and our principal executive offices are located at c/o Aircastle Advisors LLC, 300 First Stamford Place, 5th Floor, Stamford, Connecticut 06902. Our subsidiaries also maintain offices at Harcourt Centre, Harcourt Road, Dublin 2 Ireland; and 6 Battery Road, #30-00, Singapore, 049909. Our main telephone number is 203-504-1020. Our internet address is www.aircastle.com. Information on our website does not constitute part of this prospectus supplement or the accompanying prospectus.

The Offering

Common shares offered by AL in this offering	10,000,000 shares

Common shares offered by the selling shareholders in this offering	10,000,000 shares

Common shares to be issued and outstanding after this offering	77,417,321 shares

Use of proceeds	We expect to use the net proceeds from the shares sold by AL in this offering to repay any outstanding balance under our $250 million senior secured revolving credit facility, which we refer to as the Revolving Credit Facility, and approximately $290.2 million outstanding under our $1 billion senior secured credit facility, which we refer to as Amended Credit Facility No. 2, and for other general corporate purposes. See ‘‘Use of Proceeds.’’ We will not receive any proceeds from the sale of our common shares by the selling shareholders.

New York Stock Exchange symbol	AYR

Risk factors	Please read the section entitled ‘‘Risk Factors’’ beginning on page S-8 of this prospectus supplement and in the documents incorporated by reference for a discussion of some of the factors you should carefully consider before deciding to invest in our common shares.

Important tax considerations	We expect that we will be treated as a passive foreign investment company, or PFIC, for U.S. federal income tax purposes. In order to avoid possible deferred tax and interest charges under the U.S. Internal Revenue Code and regulations thereunder, you will need to make a ‘‘qualified electing fund,’’ or QEF, election, with respect to your investment in our common shares and with respect to each of our PFIC subsidiaries. Investors who are U.S. persons should consult with their tax advisors as to whether or not to make such election and the related consequences and should carefully review the information set forth under ‘‘Material Tax Considerations — Material United States Federal Income Tax Considerations — Consequences to U.S. Holders — Passive Foreign Investment Company Status and Related Tax Consequences’’ and in the documents incorporated by reference for additional information.

The number of common shares to be issued and outstanding after this offering is based on 67,417,321 common shares issued and outstanding as of October 3, 2007, and excludes an additional 2,761,498 common shares which remain available for issuance under our equity and incentive plan. See ‘‘Management — Equity Incentive Plan’’ in the documents incorporated by reference.

Except as otherwise indicated, all information in this prospectus assumes no exercise by the underwriters of their option to purchase up to 1,000,000 additional common shares from us and 1,000,000 additional common shares from the selling shareholders, to cover over-allotments, if any.

Risk Factors

Investing in our common shares involves a high degree of risk. Before deciding to invest in our common shares, you should carefully consider the following risk factors and those incorporated by reference, including in the section entitled ‘‘Risk Factors’’ in our Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2007, as well as other information contained or incorporated by reference in this prospectus supplement or the accompanying prospectus. The occurrence of any of these risks could materially and adversely affect our business, prospects, financial condition, results of operations and cash flow, in which case, the trading price of our common shares would decline and you could lose all or part of your investment.

Risks Related to This Offering

The market price and trading volume of our common shares may be volatile or may decline regardless of our operating performance, which could result in rapid and substantial losses for our shareholders.

The trading volume in our common shares may fluctuate and cause significant price variations to occur. If the market price of our common shares declines significantly, you may be unable to resell your shares at or above your purchase price.

The market price or trading volume of our common shares could be highly volatile and may decline significantly in the future in response to various factors, many of which are beyond our control, including:

•	variations in our quarterly or annual operating results;

•	failure to meet our earnings estimates or those of analysts;

•	actual or anticipated accounting issues;

•	publication of research reports about us, other aircraft lessors or the aviation industry or the failure of securities analysts to cover our common shares after this offering;

•	additions or departures of key management personnel;

•	adverse market reaction to any indebtedness we may incur or preference or common shares we may issue in the future;

•	changes in our divided payment policy or failure to execute our existing policy;

•	actions by shareholders;

•	changes in market valuations of similar companies;

•	announcements by us or our competitors of significant contracts, acquisitions, dispositions, strategic partnerships, joint ventures or capital commitments;

•	speculation in the press or investment community;

•	increases in market interest rates that may lead purchasers of our common shares to demand a higher dividend yield;

•	reduced liquidity or increased volatility in the capital markets generally;

•	changes or proposed changes in laws or regulations affecting the aviation industry or enforcement of these laws and regulations, or announcements relating to these matters; and

•	general market, political and economic conditions and local conditions in the markets in which our lessees are located.

In addition, the equity markets in general have frequently experienced substantial price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of companies traded in those markets. Changes in economic conditions in the U.S., Europe or globally could also impact our ability to grow profitably. These broad market and industry factors may materially affect the market price of our common shares, regardless of our business or operating performance. In the past, following periods of volatility in the market price of a company’s securities, securities class-action litigation has often been instituted against that company. Such litigation, if instituted against us, could cause us to incur substantial costs and divert management’s attention and resources, which could have a material adverse effect on our business, financial condition and results of operations.

Future debt, which would be senior to our common shares upon liquidation, and additional equity securities, which would dilute the percentage ownership of our then current common shareholders and may be senior to our common shares for the purposes of dividends and liquidation distributions, may adversely affect the market price of our common shares.

In the future, we may attempt to increase our capital resources by incurring debt or issuing additional equity securities, including commercial paper, medium-term notes, senior or subordinated notes or loans and series of preference shares or common shares. Upon liquidation, holders of our debt securities and preference shares and lenders with respect to other borrowings would receive a distribution of our available assets prior to the holders of our common shares. Additional equity offerings would dilute the holdings of our then current common shareholders and could reduce the market price of our common shares, or both. Preference shares, if issued, could have a preference on liquidating distributions or a preference on dividend payments. Restrictive provisions in our debt and/or preference shares could limit our ability to make a distribution to the holders of our common shares. Because our decision to incur more debt or issue additional equity securities in the future will depend on market conditions and other factors beyond our control, we cannot predict or estimate the amount, timing or nature of our future capital raising activities. Thus, holders of our common shares bear the risk of our future debt and equity issuances reducing the market price of our common shares and diluting their percentage ownership in us. See ‘‘Description of Share Capital’’ in the accompanying prospectus.

The market price of our common shares could be negatively affected by sales of substantial amounts of our common shares in the public markets.

After this offering, there will be 78,417,321 common shares outstanding, assuming the exercise in full by the underwriters of their over-allotment option. All the common shares sold in this offering will be freely transferable, except for any shares held by our ‘‘affiliates,’’ as that term is defined in Rule 144 under the Securities Act of 1933, as amended, or the Securities Act.

Pursuant to our Amended and Restated Shareholders Agreement, the Fortress funds and certain Fortress affiliates and permitted third-party transferees have the right, in certain circumstances, to require us to register under the Securities Act for sale into the public markets their common shares, which, assuming the underwriters do not exercise their over-allotment option, will be an aggregate of 30,000,002 of our common shares, excluding shares offered by selling shareholders. We currently have in effect a registration statement by which such shares may be sold into the public markets subject to the terms of the lock-up arrangement described below. See ‘‘Certain Relationships and Related Party Transactions — Shareholders Agreement’’ in the documents incorporated by reference in this prospectus supplement.

The selling shareholders, we, our executive officers and directors, and Fortress have agreed with the underwriters that, subject to certain exceptions, for a period of 90 days after the date of this prospectus, the Fortress funds, we and they will not directly or indirectly offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, our common shares or any securities convertible into or exercisable or exchangeable for our common shares, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences associated with the ownership of common shares, or cause a registration statement covering our common shares to be filed, without the prior written consent of the representatives. See ‘‘Underwriting.’’ The representatives may waive these restrictions at their discretion.

In addition, following the completion of our initial public offering in August 2006, we filed a registration statement on Form S-8 under the Securities Act to register an aggregate of 4,000,000 of our common shares reserved for issuance under our equity incentive plan, subject to annual increases of 100,000 common shares per year, beginning in 2007 and continuing through and including 2016. Subject to any restrictions imposed on the shares and options granted under our equity incentive plan, shares registered under the registration statement on Form S-8 are available for sale into the public markets subject to the 90-day lock-up agreements referred to above.

The market price of our common shares may decline significantly when the aforementioned lock-up agreements expire. A decline in the price of our common shares might impede our ability to raise capital through the issuance of additional common shares or other equity securities.

The issuance of additional common shares in connection with acquisitions or otherwise will dilute all other shareholdings.

After this offering, assuming the exercise in full by the underwriters of their over-allotment option, we will have an aggregate of 168,789,123 common shares authorized but unissued and not reserved for issuance under our equity incentive plan. We may issue all of these common shares without any action or approval by our shareholders. We intend to continue to actively pursue acquisitions of aviation assets and may issue common shares in connection with these acquisitions. Any common shares issued in connection with our acquisitions, our equity incentive plan, the exercise of outstanding share options or warrants or otherwise would dilute the percentage ownership held by the investors who purchase common shares in this offering and could adversely affect the market price of our common shares.

Market interest rates may have an effect on the value of our common shares.

One of the factors that investors may consider in deciding whether to buy or sell our common shares is our dividend rate as a percentage of our share price relative to market interest rates. If market interest rates increase, prospective investors may desire a higher dividend yield on our common shares or seek securities paying higher dividends or interest. As a result, interest rate fluctuations and capital market conditions can affect the market value of our common shares.

Use of Proceeds

Net proceeds to us from the sale of the 10,000,000 common shares offered by us hereby are estimated to be approximately $306,675,000 million, after deducting the estimated underwriting discounts and commissions and offering expenses payable by us. We will not receive any proceeds from the sale of our common shares by the selling shareholders, including any shares sold by the selling shareholders pursuant to the underwriters’ over-allotment option.

We expect to use the net proceeds from shares offered by us in this offering to repay $290.2 million under Amended Credit Facility No. 2, to repay amounts outstanding, if any, under our Revolving Credit Facility and for general corporate purposes.  Pending these uses, we intend to invest the net proceeds in short-term interest bearing instruments or money market accounts.

As of October 3, 2007, we had letters of credit outstanding of $13.9 million and no borrowings outstanding under our Revolving Credit Facility, which is scheduled to mature on June 15, 2008.

As of October 3, 2007, we had $290.2 million outstanding under Amended Credit Facility No. 2, which is scheduled to mature on December 15, 2008.  Borrowings under Amended Credit Facility No. 2 bear interest at the one-month LIBOR rate plus 1.25% which, at October 3, 2007, was 7.00%.

Borrowings currently outstanding under Amended Credit Facility No. 2 were used to finance a portion of the purchase price of certain of our aircraft. Amounts repaid under Amended Credit Facility No. 2 may be reborrowed from time to time, subject to compliance with borrowing conditions.

Certain of the underwriters or their affiliates are lenders under Amended Credit Facility No. 2 and the Revolving Credit Facility and will receive their pro rata share of amounts repaid thereunder with the net proceeds of this offering. See ‘‘Underwriting.’’

Price Range of our Common Shares and Dividends

Our common shares are listed for trading on the New York Stock Exchange under the symbol ‘‘AYR.’’ The following table sets forth the quarterly high and low prices of our common shares on the New York Stock Exchange for the periods indicated since our initial public offering and dividends during such periods:

	High	Low	Dividends per Share
Year Ending December 31, 2006
Third Quarter (from August 11, 2006)	$30.00	$25.75	$0.35(1)
Fourth Quarter	$33.45	$28.70	$0.4375
Year Ending December 31, 2007
First Quarter	$36.58	$28.11	$0.50
Second Quarter	$41.31	$33.19	$0.60
Third Quarter	$40.66	$27.89	$0.65(2)
Fourth Quarter (through October 3, 2007)	$33.64	$31.60	—(3)
(1)	Dividends for the three months ended September 30, 2006 were paid in two installments. A dividend of $0.156 per share was paid on August 15, 2006 for the period July 1, 2006 to August 12, 2006 for the period prior to our initial public offering. A dividend of $0.194 per share was paid on November 15, 2006 for the period after our initial public offering.
(2)	Our board of directors has declared a dividend of $0.65 per share for the third quarter of 2007. This dividend is payable on October 15, 2007 to holders of record of our common shares on September 28, 2007. Purchasers of common shares in this offering will not receive this dividend.
(3)	Our board of directors has not yet declared a dividend for the fourth quarter of 2007.

On October 3, 2007, the closing sale price of our common shares as reported on the New York Stock Exchange was $31.75 per share.

The payment of dividends is subject to the discretion of our board of directors and will depend on many factors, including our ability to make and finance acquisitions, our ability to negotiate favorable lease and other contractual terms, the level of demand for our aircraft, the economic condition of the commercial aviation industry generally, the financial condition and liquidity of our lessees, the lease rates we charge and realize, our leasing costs, unexpected or increased expenses, the level and timing of capital expenditures, principal repayments and other capital needs, the value of our aircraft portfolio, our results of operations, financial condition and liquidity, general business conditions, restrictions imposed by financing agreements (including our credit facilities), legal restrictions on the payment of dividends and other factors that our board of directors deems relevant. We are not permitted to pay dividends on our common shares to the extent a default or an event of default exists under our Revolving Credit Facility.

Capitalization

The following table sets forth our capitalization as of June 30, 2007:

•	on an actual basis; and

•	on an as adjusted basis to give effect to the sale of the 10,000,000 common shares being sold by us in this offering, after deducting the underwriting discounts and commissions and estimated offering expenses payable by us and the repayment of amounts outstanding on our Revolving Credit Facility, if any, and Amended Credit Facility No. 2 using a portion of the net proceeds from such sale.

This table contains unaudited information and should be read in conjunction with the section entitled ‘‘Management’s Discussion and Analysis of Financial Condition and Results of Operations’’ and our historical consolidated financial statements and the accompanying notes in the documents that are incorporated by reference herein.

	June 30, 2007 (dollars in thousands)
	Actual	As Adjusted
Borrowings under credit facilities(1)	$339,536	$32,861
Borrowings from securitizations	1,708,534	1,708,534
Repurchase agreements	75,163	75,163
Shareholders’ equity:
Common shares, $0.01 par value: 250,000,000 shares authorized, actual and as adjusted; 67,433,451 shares issued and outstanding, actual; 77,433,451 shares issued and outstanding, as adjusted	674	774
Preference shares, $0.01 par value: 50,000,000 shares authorized, actual and as adjusted; no shares issued and outstanding, actual and as adjusted	—	—
Additional paid-in capital	1,127,950	1,434,525
Dividends in excess of earnings	(17,867)	(17,867)
Accumulated other comprehensive income	65,553	65,553
Total shareholders’ equity	1,176,310	1,482,985
Total Capitalization	$3,299,543	$3,299,543
(1)	As of October 3, 2007, we had $290.2 million outstanding under the Amended Credit Facility No. 2 and we had letters of credit outstanding of $13.9 million and no borrowings outstanding under our Revolving Credit Facility. We expect to repay approximately $290.2 million of the outstanding amount under Amended Credit Facility No. 2 and amounts outstanding, if any, under our Revolving Credit Facility using a portion of the net proceeds of this offering.

Selling Shareholders

The following table presents certain information regarding the beneficial ownership of our common shares outstanding as of October 3, 2007 to be sold in this offering by the selling shareholders. Please see the ‘‘Certain Relationships and Related Party Transactions’’ section of the proxy statement for our annual meeting of shareholders held on May 17, 2007 which is incorporated by reference into this prospectus supplement and the accompanying prospectus for a description of material relationships between us and the selling shareholders.

We have determined beneficial ownership in accordance with the rules of the Securities and Exchange Commission. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, the number of common shares subject to options or warrants held by that person that are currently exercisable or exercisable within 60 days of the date hereof are deemed outstanding. Such shares, however, are not deemed outstanding for the purposes of computing the percentage ownership of any other person. Except as indicated in the footnotes to the following table or pursuant to applicable community property laws, each shareholder named in the table has sole voting and investment power with respect to the shares set forth opposite such shareholder’s name. The percentages of beneficial ownership set forth below are based on 67,417,321 common shares outstanding on October 3, 2007.

	Shares Beneficially Owned Prior to this Offering(1)		Shares Being Sold in the Offering	Shares Beneficially Owned After this Offering(1)		Maximum Number of Shares Being Sold in the Underwriters’ Over-Allotment Option, if Any	Shares Beneficially Owned After the Offering if the Underwriters’ Over-Allotment Option is Exercised in Full(1)
Name of Beneficial Owner(1)(4)	Number(2)	Percentage(3)		Number(2)	Percentage(3)		Number(2)	Percentage(3)
Fortress Investment Fund III LP	10,109,188	15.0%	2,527,297	7,581,891	9.8%	252,730	7,329,161	9.3%
Fortress Investment Fund III (Fund B) LP	8,643,528	12.8%	2,160,882	6,482,646	8.4%	216,088	6,266,558	8.0%
Fortress Investment Fund III (Fund C) LP	1,807,437	2.7%	451,859	1,355,578	1.8%	45,186	1,310,392	1.7%
Fortress Investment Fund III (Fund D) L.P.	4,148,448	6.2%	1,037,112	3,111,336	4.0%	103,711	3,007,625	3.8%
Fortress Investment Fund III (Fund E) LP	291,400	0.4%	72,850	218,550	0.3%	7,285	211,265	0.3%
Fortress Investment Fund III (Coinvestment Fund A) LP	850,006	1.3%	212,501	637,505	0.8%	21,250	616,255	0.8%
Fortress Investment Fund III (Coinvestment Fund B) LP	1,669,952	2.5%	417,488	1,252,464	1.6%	41,749	1,210,715	1.5%
Fortress Investment Fund III (Coinvestment Fund C) LP	430,102	0.6%	107,525	322,577	0.4%	10,752	311,825	0.4%
Fortress Investment Fund III (Coinvestment Fund D) L.P.	2,049,941	3.0%	512,486	1,537,455	2.0%	51,249	1,486,206	1.9%
DBD AC LLC	3,750,000	5.6%	937,500	2,812,500	3.6%	93,750	2,718,750	3.5%
DBO AC LLC	1,250,000	1.9%	312,500	937,500	1.2%	31,250	906,250	1.2%
Drawbridge Global Macro Master Fund Ltd.	5,000,000	7.4%	1,250,000	3,750,000	4.8%	125,000	3,625,000	4.6%
Total	40,000,002	59.3%	10,000,000	30,000,002	38.8%	1,000,000	29,000,002	37.0%
(1)	Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting and/or investment power with respect to securities. Common shares subject to options or warrants currently exercisable, or exercisable within 60 days of the date hereof, are deemed outstanding for computing the percentage of the person holding such options or warrants but are not deemed outstanding for computing the percentage of any other person.
(2)	Consists of common shares held, including restricted shares, shares underlying share options exercisable within 60 days and shares underlying warrants exercisable within 60 days.
(3)	Percentage amount assumes the exercise by such persons of all options and warrants exercisable within 60 days to acquire common shares and no exercise of options or warrants by any other person.
(4)	Fortress Partners Master Fund L.P. is the sole managing member of Fortress Partners Offshore Securities LLC. Fortress Partners Offshore Master GP LLC (‘‘FPOM’’) is the general partner of Fortress Partners Master Fund L.P. Fortress Operating Entity II LP (‘‘FOE II’’) is the sole managing member of FPOM. FIG Corp. is the general partner of FOE II. FIG Corp. is a wholly-owned subsidiary of Fortress Investment Group LLC (‘‘FIG’’). Fortress Partners Fund LP is the sole managing member of Fortress Partners Securities LLC. Fortress Partners GP LLC is the general partner of Fortress Partners Fund LP. Fortress Principal Investment Holdings IV LLC (‘‘FPIH IV’’) is the sole managing member of Fortress Partners GP LLC. Fortress Partners Advisors LLC (‘‘FPA’’) is the investment advisor of Fortress Partners Fund LP. FIG LLC is the sole managing member of FPA. Fortress Operating Entity I LP (‘‘FOE I’’) is the sole managing member of FIG LLC and FPIH IV. FIG Corp. is the general partner of FOE I. FIG Corp. is a wholly-owned subsidiary of FIG. DBD AC LLC is wholly-owned by Drawbridge Special Opportunities Fund LP. Drawbridge Special Opportunities GP LLC is the general partner of Drawbridge Special Opportunities LP. FPIH IV is the sole managing member of Drawbridge Special Opportunities GP LLC. Drawbridge Special Opportunities Advisors LLC (‘‘DSOA’’) is the investment advisor of Drawbridge Special Opportunities Fund LP. FIG LLC is the sole managing member of DSOA, and FOE I is the sole managing member of FIG LLC and FPIH IV. FIG Corp. is the general partner of FOE I, and FIG Corp. is wholly-owned by FIG. Drawbridge Special Opportunities Fund Ltd. owns approximately 94.6% of DBO AC LLC. DSOA is the investment advisor of Drawbridge Special Opportunities Fund Ltd. FIG LLC is the sole managing member of DSOA, and FOE I is the sole managing member of FIG LLC. FIG Corp. is the general partner of FOE I, and FIG Corp. is wholly-owned by FIG. Fortress Fund III GP LLC (‘‘FF III GP LLC’’) is the general partner of each of Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) L.P., Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, and Fortress Investment Fund III (Coinvestment Fund D) L.P. The sole managing member of FF III GP LLC is Fortress Investment Fund GP (Holdings) LLC. The sole managing member of Fortress Investment Fund GP (Holdings) LLC is FOE II. FIG Corp. is the general partner of FOE II, and FIG Corp. is wholly-owned by FIG. Drawbridge Global Macro Master Fund Ltd. is wholly-owned by Drawbridge Global Macro Intermediate Fund LP (‘‘Global Macro Intermediate’’) and Drawbridge Global Macro Fund LP (‘‘Global Macro LP’’). Drawbridge Global Macro GP LLC (‘‘Global Macro GP’’) is the general partner of Global Macro LP. Drawbridge Global Macro Fund Ltd. (‘‘Global Macro Ltd’’) is the sole limited partner of Global Macro Intermediate. DBGM Associates LLC is the general partner of Global Macro Intermediate. Principal Holdings I LP is the sole managing member of DBGM Associates LLC. FIG Asset Co. LLC is the general partner of Principal Holdings I LP. Drawbridge Global Macro Advisors LLC (‘‘Global Macro Advisors’’) is the investment advisor of each of Global Macro Intermediate, Global Macro LP, Global Macro Ltd and Drawbridge Global Macro Master Fund Ltd. FIG LLC is the sole managing member of Global Macro Advisors. FOE I is the sole managing member of FIG LLC. FOE II is the sole managing member of Global Macro GP. FIG Corp. is the general partner of FOE I and FOE II. FIG Corp. and FIG Asset Co. LLC are wholly-owned by FIG. The address of the entities listed above is c/o Fortress Investment Group Holdings LLC, 1345 Avenue of the Americas, 46th Floor, New York, New York 10105.

Material Tax Considerations

Bermuda Tax Considerations

At the present time, there is no Bermuda income or profits tax, withholding tax, capital gains tax, capital transfer tax, estate duty or inheritance tax payable by us or by our shareholders in respect of our shares. We have obtained an assurance from the Minister of Finance of Bermuda under the Exempted Undertakings Tax Protection Act 1966 that, in the event that any legislation is enacted in Bermuda imposing any tax computed on profits or income, or computed on any capital asset, gain or appreciation or any tax in the nature of estate duty or inheritance tax, such tax shall not, until March 28, 2016, be applicable to us or to any of our operations or to our shares, debentures or other obligations except insofar as such tax applies to persons ordinarily resident in Bermuda or to any taxes payable by us in respect of real property owned or leased by us in Bermuda.

Irish Taxation of the ACS Group

ACS Aircraft Finance Ireland plc, ACS Ireland 2 and any of their respective subsidiaries that are Irish-tax-resident members, and any other subsidiaries of AL that are Irish-tax-resident members should be subject to Irish corporate tax on their net trading income, including leasing income, at a 12.5% rate and on non-trading income at a rate of 25%. There can be no assurance that these tax rates will not be changed in the future.

A company will not be subject to Irish income tax if it is not Irish tax-resident, has no branch or agency in Ireland and has no Irish-source income. The non-Irish-resident subsidiaries of AL should not be subject to Irish income tax on their non-Irish source income. Lease rentals paid by Irish-resident subsidiary companies of Bermuda entities, although not subject to withholding tax, may constitute Irish-source income of the lessor which may, therefore, have a technical liability to Irish income tax. However, as a matter of practice, the Irish tax authorities do not pursue collection of any such liability for Irish tax on the part of persons who are not resident in Ireland. However, there can be no assurance that these companies will not be subject to Irish tax on some or all of their income.

Material United States Federal Income Tax Considerations

The following is a discussion of the material U.S. federal income tax considerations applicable to the purchase, ownership and disposition of common shares by U.S. Holders (as defined below) and Non-U.S. Holders (as defined below). This discussion deals only with our common shares held as capital assets by holders who purchase common shares in this offering. This discussion does not cover all aspects of U.S. federal income taxation that may be relevant to the purchase, ownership or disposition of our common shares by prospective investors in light of their particular circumstances. In particular, this discussion does not address all of the tax considerations that may be relevant to certain types of investors subject to special treatment under U.S. federal income tax laws, such as the following:

•	brokers or dealers in securities or currencies;

•	financial institutions;

•	pension plans;

•	regulated investment companies;

•	real estate investment trusts;

•	cooperatives;

•	tax-exempt entities;

•	insurance companies;

•	persons holding common shares as part of a hedging, integrated, conversion or constructive sale transaction or a straddle;

•	traders in securities that elect to use a mark-to-market method of accounting for their securities holdings;

•	persons liable for alternative minimum tax;

•	U.S. expatriates;

•	partnerships or entities or arrangements treated as partnerships or other pass through entities for U.S. federal tax purposes (or investors therein); or

•	U.S. Holders (as defined below) whose ‘‘functional currency’’ is not the U.S. dollar.

Furthermore, this discussion is based upon the provisions of the Internal Revenue Code of 1986, as amended (the ‘‘Code’’), the Treasury regulations promulgated thereunder and administrative and judicial interpretations thereof, all as of the date hereof. Such authorities may be repealed, revoked, modified or subject to differing interpretations, possibly on a retroactive basis, so as to result in U.S. federal income tax consequences different from those discussed below. This discussion does not address any state, local or non-U.S. tax considerations.

For purposes of this discussion, you will be considered a ‘‘U.S. Holder’’ if you beneficially own our common shares and you are for U.S. federal income tax purposes one of the following:

•	a citizen or an individual resident of the United States;

•	a corporation (or other entity taxable as a corporation) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is subject to U.S. federal income taxation regardless of its source; or

•	a trust if you (i) are subject to the primary supervision of a court within the United States and one or more U.S. persons have the authority to control all of your substantial decisions or (ii) have a valid election in effect under applicable U.S. Treasury regulations to be treated as a U.S. person.

You will be considered a ‘‘Non-U.S. Holder’’ if you beneficially own our common shares and you are not a U.S. Holder or a partnership or an entity or arrangement treated as a partnership for U.S. federal income tax purposes. If you are a partnership or other entity or arrangement treated as a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners generally will depend upon the status of such partners and your activities.

If you are considering the purchase of our common shares, we urge you to consult your own tax advisors concerning the particular U.S. federal income tax consequences to you of the purchase, ownership and disposition of our common shares, as well as any consequences to you arising under state, local and non-U.S. tax laws.

Taxation of Aircastle

AL expects that it will not be treated as engaged in a trade or business in the United States and thus will not be subject to U.S. federal income taxation. No assurances can be given, however, in this regard. Certain subsidiaries of AL may be treated as engaged in a trade business in the United States. Unless otherwise exempted by an applicable income tax treaty, a non-U.S. corporation that is engaged in a trade or business in the United States is generally subject to U.S. federal income taxation, at the graduated tax rates applicable to U.S. corporations, on the portion of such non-U.S. corporation’s income that is ‘‘effectively connected’’ with such trade or business. In addition, such non-U.S. corporation may be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty.

We expect that each of our Irish subsidiaries will be eligible to claim the benefits of the Convention between the Government of the United States of America and the Government of Ireland for the Avoidance of Double Taxation and the Prevention of Fiscal Evasion with Respect to Taxes on Income (the ‘‘Irish Treaty’’). Accordingly, even if such Irish subsidiaries earn income that otherwise would be treated as effectively connected with a trade or business in the United States, such income is expected to be exempt from U.S. tax under the Irish Treaty to the extent that it is (i) rental income attributable to aircraft used in international traffic or (ii) gain from the sale of aircraft used in international traffic. For this purpose, ‘‘international traffic’’ means transportation except where flights are solely between places within the United States. Although any income of the Irish subsidiaries that is attributable to aircraft used for flights solely between places within the United States may be subject to U.S. federal income taxation at a maximum rate of 35%, such income would be subject to a reduced 5% branch profits tax under the Irish Treaty. No assurances can be given, however, that each of the Irish subsidiaries will qualify each year for the benefits of the Irish Treaty.

Although Aircastle Bermuda may be treated as engaged in a trade or business in the United States, we expect that Aircastle Bermuda generally will not earn income that is treated as effectively connected with a U.S. trade or business. Accordingly, we expect that Aircastle Bermuda generally will not be subject to U.S. federal income taxation on a net income basis. No assurances can be given, however, that Aircastle Bermuda will be able to avoid generating income (unless exempt from tax pursuant to Section 883 of the Code as described below) that is effectively connected with a U.S. trade or business. We expect that Aircastle Bermuda’s U.S. source rental income generally will be subject to U.S. federal taxation, on a gross income basis, at a rate of not in excess of 4% as provided in Section 887 of the Code. If, contrary to expectations, we do not comply with certain administrative guidelines of the IRS, such that 90% or more of Aircastle Bermuda’s U.S. source rental income were attributable to the activities of personnel based in the United States, Aircastle Bermuda’s U.S. source rental income could be treated as income effectively connected with the conduct of a trade or business in the United States. In such case, Aircastle Bermuda’s U.S. source rental income would be subject to U.S. federal income taxation at a maximum rate of 35%. In addition, Aircastle Bermuda would be subject to the U.S. federal branch profits tax on its effectively connected earnings and profits at a rate of 30%.

Section 883 of the Code provides an exemption from U.S. federal income taxation for income derived from aircraft used in international traffic by certain foreign corporations. To qualify for this exemption in respect of rental income, the lessor of the aircraft must be organized in a country that grants a comparable exemption to U.S. lessors (Bermuda and Ireland each do), and either the direct and indirect shareholders of the lessor must satisfy certain residency requirements or certain other requirements must be satisfied. We and our subsidiaries have not qualified for this exemption to date, although we may so qualify in the future, in which case income earned by us from aircraft used in international traffic would not be subject to U.S. federal income tax.

Consequences to U.S. Holders

The following discussion applies to you only if you are a U.S. Holder.

Dividends

Subject to the passive foreign investment company rules and the controlled foreign corporation rules discussed below, distributions of cash or property that we pay in respect of our common shares will constitute dividends for U.S. federal income tax purposes to the extent paid out of our current or accumulated earnings and profits (as determined for U.S. federal income tax purposes) and will be includible in your gross income upon receipt. Distributions to you in excess of our earnings and profits will be treated first as a return of capital (with a corresponding reduction in your tax basis in the common shares) to the extent of your tax basis in the common shares on which the distribution was made, and then as capital gain from the sale or exchange of such common shares. We expect that our distributions will not be eligible for the dividends-received deduction for corporate U.S. Holders or ‘‘qualified dividend income’’ (which is taxable at the rates generally applicable to long-term capital gains) for U.S. Holders taxed as individuals.

Sale, Exchange or Other Taxable Disposition of Common Shares

Subject to the passive foreign investment company rules and the controlled foreign corporation rules discussed below, upon the sale, exchange or other taxable disposition of common shares, you will recognize capital gain or loss equal to the difference between the amount realized on such sale, exchange or taxable disposition and your tax basis in the common shares sold. Such gain or loss generally will be long-term capital gain or loss if your holding period with respect to such common shares is more than one year at the time of its disposition. The deductibility of capital losses is subject to limitations.

Passive Foreign Investment Company Status and Related Tax Consequences

We expect AL and certain of its subsidiaries to be PFICs for U.S. federal income tax purposes. Accordingly, you will be subject to different taxation rules with respect to an investment in our common shares depending on whether you make a QEF election with respect to your investment in common shares and with respect to the subsidiaries of AL that are treated as PFICs. Different rules may apply to you if you are a ‘‘10% U.S. Holder’’ (as described below under Controlled Foreign Corporation Status and Related Tax Consequences).

If you make timely QEF elections with respect to your common shares and the subsidiaries of AL that are treated as PFICs, you must report for U.S. federal income tax purposes your pro rata share of each PFIC’s ordinary earnings and net capital gain, if any, for each taxable year for which it is a PFIC that ends with or within your taxable year, regardless of whether or not you received any distributions on the common shares you own. No portion of any such inclusions of ordinary earnings would be eligible to be treated as ‘‘qualified dividend income.’’ If you are a non-corporate U.S. Holder, any such net capital gain inclusions would be eligible for taxation at the preferential capital gains tax rates. If you are a regulated investment company, such ordinary earnings and net capital gain inclusions will be treated as qualifying income described in Section 851(b)(2)(A) of the Code. Your adjusted tax basis in your common shares would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that previously had been taxed would not be taxed again when you receive such distribution, but it would result in a corresponding reduction in the adjusted tax basis in your common shares. You would not, however, be entitled to a deduction for your pro rata share of any losses that any such PFIC incurs with respect to any year. You generally would recognize capital gain or loss on the sale, exchange or other disposition of common shares. You may make timely QEF elections with respect to your investment in common shares by filing one copy of IRS Form 8621 with your U.S. federal income tax return for the first year in which you hold our common shares. AL will provide you with all necessary information in order for you to make QEF elections as described above. Another election generally available with respect to publicly traded PFICs, the ‘‘mark-to-market’’ election, will not be available with respect to the subsidiaries of AL, making such an election ineffectual with respect to an investment in AL common shares.

Finally, if you do not make QEF elections with respect to your investment in common shares and to any subsidiary of AL that is a PFIC, you would be subject to special rules with respect to (i) any excess distribution (i.e., the portion of any distributions you receive on your common shares in a taxable year in excess of 125% of the average annual distributions you received in the three preceding taxable years, or, if shorter, your holding period for the common shares), and (ii) any gain realized on the sale, exchange or other disposition of common shares. Under these special rules:

•	the excess distribution or gain would be allocated ratably over the aggregate holding period for the common shares;

•	the amount allocated to the current taxable year would be taxed as ordinary income and would not be ‘‘qualified dividend income’’; and

•	the amount allocated to each of the other taxable years would be subject to tax at the highest rate of tax in effect for the applicable class of taxpayer for that year, and an interest charge for the deemed deferral benefit would be imposed with respect to the resulting tax attributable to each such other taxable year.

If you do not make QEF elections with respect to AL and its subsidiaries that are treated as PFICs, if the stock of a subsidiary of AL that is treated as a PFIC is sold or otherwise disposed of, you will be required to recognize gain in an amount equal to your pro rata share of the gain realized by the direct owner of the disposed PFIC stock. The amount of such gain will be treated as an excess distribution and will be subject to the rules set forth above with respect to excess distributions.

These special rules should not apply to a beneficial owner of our common shares that is a pension, profit sharing or other retirement trust or other tax-exempt organization that does not borrow money or otherwise utilize leverage in connection with its acquisition of our common shares.

YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT THE APPLICATION OF THE PFIC RULES TO YOUR PARTICULAR SITUATION.

Controlled Foreign Corporation Status and Related Tax Consequences

We also expect that AL and certain of its subsidiaries currently are CFCs for U.S. federal income tax purposes. AL will be a CFC for any year in which U.S. Holders that each own (directly, indirectly or by attribution) at least 10% of AL’s voting shares (each a ‘‘10% U.S. Holder’’) together own more than 50% of the total combined voting power of all classes of AL’s voting shares or more than 50% of the total value of AL’s shares. The classification of AL as a CFC has many complex results, one of which is that if you are a 10% U.S. Holder on the last day of AL’s taxable year, you will be required to recognize as ordinary income your pro rata share of certain income of AL and its subsidiaries (including both ordinary earnings and capital gains) for the taxable year, whether or not you receive any distributions on your common shares during that taxable year. In addition, special foreign tax credit rules would apply. Your adjusted tax basis in your common shares would be increased to reflect any taxed but undistributed earnings and profits. Any distribution of earnings and profits that previously had been taxed would result in a corresponding reduction in your adjusted tax basis in your common shares and would not be taxed again when you receive such distribution. Subject to a special limitation in the case of individual 10% U.S. Holders that have held their common shares for more than one year, if you are a 10% U.S. Holder, any gain from disposition of your common shares will be treated as dividend income to the extent of accumulated earnings attributable to such common shares during the time you held such common shares.

For any year in which AL is both a PFIC and a CFC, if you are a 10% U.S. Holder, you would be subject to the CFC rules and not the PFIC rules with respect to your investment in common shares.

YOU SHOULD CONSULT YOUR TAX ADVISOR ABOUT THE APPLICATION OF THE CFC RULES TO YOUR PARTICULAR SITUATION.

Information Reporting and Backup Withholding

In general, information will be reported to the IRS each year regarding the amount of any dividends on our common shares and the proceeds of any sale of our common shares paid to you during such year unless you are an exempt recipient (such as a corporation). A backup withholding tax will apply to such payments if you fail to provide your taxpayer identification number or to make required certifications or you have been notified by the IRS that you are subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability provided that you timely furnish the required information to the IRS.

If you are a U.S. Holder that owns more than 10% of the aggregate value of our common shares (or you are an officer or director of AL and you are a United States citizen or resident) you may be required to file an information return on IRS Form 5471. A U.S. Holder that purchases common shares with cash generally will be required to file Form 926 with the IRS if (i) immediately after the transfers such investor holds, directly or indirectly, at least 10% of our voting shares, or (ii) the amount of cash transferred in exchange for common shares during the 12-month period ending on the date of the transfer exceeds $100,000. In the event a U.S. Holder fails to file any such required form, such holder could be required to pay a substantial penalty. In addition, depending on your particular circumstances, you may be required to file certain other IRS information returns with respect to an investment in common shares.

Consequences to Non-U.S. Holders

The following discussion applies you only if you are a Non-U.S. Holder. Special rules may apply to you if you are a CFC or a PFIC or are otherwise subject to special treatment under the Code. In such case, you should consult your own tax advisor to determine the U.S. federal, state, local and non-U.S. tax consequences that may be relevant to you with respect to an investment in common shares.

Dividends

You generally will not be subject to U.S. federal income tax or withholding tax on dividends received from us with respect to the common shares, unless that income is effectively connected with your conduct of a trade or business in the United States. If you are entitled to the benefits of a U.S. income tax treaty with respect to those dividends, that income is generally taxable only if it is attributable to a permanent establishment maintained by you in the United States.

Sale, Exchange or Other Taxable Disposition of Common Shares

You generally will not be subject to U.S. federal income tax or withholding tax with respect to any gain recognized on a sale, exchange or other taxable disposition of shares of our common shares unless:

•	the gain is effectively connected with your conduct of a trade or business in the United States, or, if certain tax treaties apply, is attributable to a permanent establishment you maintain in the United States; or

•	if you are an individual and you are present in the United States for 183 or more days in the taxable year of the sale, exchange or other taxable disposition, and you meet certain other requirements

If you are an individual and are described in the first bullet above, you will be subject to tax on any gain derived from the sale, exchange or other taxable disposition of common shares under regular graduated U.S. federal income tax rates. If you are an individual and are described in the second bullet above, you will be subject to a flat 30% tax on any gain derived from the sale, exchange or other taxable disposition of common shares that may be offset by U.S. source capital losses (even though you are not considered a resident of the United States). If you are a corporation and are described in the first bullet above, you will be subject to tax on your gain under regular graduated U.S. federal income tax rates and, in addition, may be subject to the branch profits tax on your effectively connected earnings and profits for the taxable year, which would include such gain, at a rate of 30%, or at such lower rate as may be specified by an applicable income tax treaty.

Information Reporting and Backup Withholding

You may be required to establish your exemption from information reporting and backup withholding by certifying your status on Internal Revenue Service Form W-8BEN, W-8ECI or W-8IMY, as applicable.

If you are a Non-U.S. Holder and you sell your common shares to or through a U.S. office of a broker, the payment of the proceeds is subject to both U.S. backup withholding and information reporting unless you certify that you are a non-U.S. person, under penalties of perjury, or you otherwise establish an exemption. If you sell your common shares through a non-U.S. office of a non-U.S. broker and the sales proceeds are paid to you outside the United States, then information reporting and backup withholding generally will not apply to that payment. However, U.S. information reporting requirements, but not backup withholding, will apply to a payment of sales proceeds, even if that payment is made to you outside the United States, if you sell your common shares through a non-U.S. office of a broker that is a U.S. person or that has some other contacts with the United States. Such information reporting requirements will not apply, however, if the broker has documentary evidence in its records that you are a non-U.S. person and certain other conditions are met, or you otherwise establish an exemption.

The IRS may make information reported to you and the IRS available under the provisions of an applicable income tax treaty to the tax authorities in the country in which you reside. Any amounts withheld under the backup withholding rules will be allowed as a refund or a credit against your U.S. federal income tax liability, if any, provided the required information is timely furnished by you to the IRS. You should consult your own tax advisors regarding the filing of a U.S. tax return for claiming a refund of any such backup withholding.

Underwriting

J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. are acting as joint book-running managers of the offering, and as representatives of the underwriters named below.

We, the selling shareholders and the underwriters named below have entered into an underwriting agreement covering the common shares to be sold in this offering. Subject to the terms and conditions of the underwriting agreement, we and the selling shareholders have agreed to sell to the underwriters, and each underwriter has severally agreed to purchase, at the public offering price less the underwriting discounts and commissions set forth on the cover page of this prospectus supplement, the number of common shares listed next to its name in the following table:

Name	Number of Shares
J.P. Morgan Securities Inc.	6,000,000
Bear, Stearns & Co. Inc.	6,000,000
Citigroup Global Markets Inc.	6,000,000
Jefferies & Company Inc.	1,000,000
Lazard Capital Markets LLC	1,000,000
Total	20,000,000

The underwriters are committed to purchase all the common shares offered by us and the selling shareholders if they purchase any shares. If an underwriter defaults, the purchase commitments of non-defaulting underwriters may be increased or the offering may be terminated. The underwriting agreement also provides that the obligations of the underwriters are subject to certain conditions precedent, including the absence of any material adverse change in our business and the receipt of certain certificates, opinions and letters from us, the selling shareholders, our directors and certain of our officers, counsel for us and counsel for the selling shareholders and our independent auditors.

The underwriters propose to offer the common shares directly to the public at the public offering price set forth on the cover page of this prospectus supplement and to certain dealers at that price less a concession of up to $0.5715 per share. Any such dealers may resell shares to certain other brokers or dealers at a discount of up to $0.10 per share from the public offering price. After the public offering of the shares, the offering price and other selling terms may be changed by the underwriters. Sales of shares made outside of the United States may be made by affiliates of the underwriters.

The underwriters have an option to buy up to 1,000,000 additional common shares from us and 1,000,000 additional common shares from the selling shareholders, to cover sales of shares by the underwriters which exceed the number of shares specified in the table above. The underwriters have 30 days from the date of this prospectus supplement to exercise this over-allotment option. If any shares are purchased pursuant to this over-allotment option, the underwriters will purchase shares in approximately the same proportion as shown in the table above. If any additional common shares are purchased, the underwriters will offer the additional shares on the same terms as those on which the shares are being offered.

The underwriting fee is equal to the public offering price per common share less the amount paid by the underwriters to us and the selling shareholders per common share. The underwriting fee is $0.9525 per share. The following table shows the per share and total underwriting discounts and commissions to be paid to the underwriters assuming both no exercise and full exercise of the underwriters’ over-allotment option.

	Paid by us		Paid by selling shareholders
	Without over-allotment exercise	With full over-allotment exercise	Without over-allotment exercise	With full over-allotment exercise
Per share	$0.9525	$0.9525	$0.9525	$0.9525
Total	$9,525,000	$10,477,500	$9,525,000	$10,477,500

We estimate that the total expenses of this offering, including registration, filing and listing fees, printing fees and legal and accounting expenses, but excluding the underwriting discounts and commissions, will be approximately $1.3 million.

A prospectus in electronic format may be made available on the websites maintained by one or more underwriters, or selling group members, if any, participating in the offering. The underwriters may agree to allocate a number of shares to underwriters and selling group members for sale to their online brokerage account holders. Internet distributions will be allocated by the representatives to underwriters and selling group members that may make Internet distributions on the same basis as other allocations. The information on any such website is not part of this prospectus supplement and the accompanying prospectus.

We and the selling shareholders have agreed, subject to certain exceptions, that we and the selling shareholders will not directly or indirectly offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, or enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares or relating to our common shares or any securities convertible into or exercisable or exchangeable for our common shares, without the prior written consent of the representatives for a period of 90 days after the date of this prospectus supplement. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

Additionally, our executive officers and directors, Fortress and certain of the Fortress funds and affiliates of Fortress have entered into lock-up agreements with the underwriters pursuant to which each of these persons or entities, subject to certain exceptions, for a period of 90 days after the date of this prospectus supplement, may not, without the prior written consent of the representatives, directly or indirectly (i) offer, pledge, announce the intention to sell, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase or otherwise transfer, dispose of or hedge, directly or indirectly, our common shares (including, without limitation, common shares which may be deemed to be beneficially owned by such executive officers, directors, Fortress or Fortress funds in accordance with the rules and regulations of the Securities and Exchange Commission and securities which may be issued upon exercise of a share option or warrant) or any securities convertible into or exercisable or exchangeable for our common shares; or (ii) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of our common shares or relating to our common shares, regardless of whether any such transaction described in clause (i) or (ii) above is to be settled by delivery of common shares or such other securities, in cash or otherwise. In addition, each of such executive officers, directors, Fortress, and the Fortress funds has agreed that, without the prior written consent of the representatives, it will not, during the 90-day restricted period, make any demand for or exercise any right with respect to the registration of our common shares or any securities convertible into or exercisable or exchangeable for our common shares. The representatives in their sole discretion may release any of the securities subject to these lock-up agreements at any time without notice.

In the ordinary course of business, certain of the underwriters and their affiliates have provided and may provide from time to time in the future certain investment banking, commercial banking, financial advisory and other services to us and our affiliates for which they have received and may continue to receive customary compensation. In that regard, affiliates of J.P. Morgan Securities Inc., Bear, Stearns & Co. Inc. and Citigroup Global Markets Inc. are lenders under certain of our credit facilities and other debt agreements, and, as noted under ‘‘Use of Proceeds’’ in this prospectus supplement, will receive more than 10% of the net proceeds of this offering when we repay indebtedness under Amended Credit Facility No. 2 and our Revolving Credit Facility. Since more than 10% of the net proceeds of this offering will be paid to affiliates of members of the Financial Industry Regulatory Authority, Inc. (successor to the National Association of Securities Dealers, Inc. or ‘‘NASD’’) participating in this offering, this offering will be made in accordance with NASD Conduct Rule 2710(h).

Lazard Frères & Co. LLC referred this transaction to Lazard Capital Markets LLC and will receive a referral fee from Lazard Capital Markets LLC in connection therewith.

We may issue common shares or securities convertible into or exercisable or exchangeable for common shares for the benefit of our employees, directors and officers under our equity incentive plan provided that recipients are subject to the lock-up described above.

We and the selling shareholders have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act.

In connection with this offering, the underwriters may engage in stabilizing transactions, which involves making bids for, purchasing and selling common shares in the open market for the purpose of preventing or retarding a decline in the market price of the common shares while this offering is in progress. These stabilizing transactions may include making short sales of the common shares, which involves the sale by the underwriters of a greater number of common shares than they are required to purchase in this offering, and purchasing common shares on the open market to cover positions created by short sales. Short sales may be ‘‘covered’’ shorts, which are short positions in an amount not greater than the underwriters’ over-allotment option referred to above, or may be ‘‘naked’’ shorts, which are short positions in excess of that amount. The underwriters may close out any covered short position either by exercising their over-allotment option, in whole or in part, or by purchasing shares in the open market. In making this determination, the underwriters will consider, among other things, the price of shares available for purchase in the open market compared to the price at which the underwriters may purchase shares through the over-allotment option. A naked short position is more likely to be created if the underwriters are concerned that there may be downward pressure on the price of the common shares in the open market that could adversely affect investors who purchase in this offering. To the extent that the underwriters create a naked short position, they will purchase shares in the open market to cover the position.

The underwriters have advised us and the selling shareholders that, pursuant to Regulation M of the Securities Act, they may also engage in other activities that stabilize, maintain or otherwise affect the price of the common shares, including the imposition of penalty bids. This means that if the representatives of the underwriters purchase common shares in the open market in stabilizing transactions or to cover short sales, the representatives can require the underwriters that sold those shares as part of this offering to repay the underwriting discount received by them.

These activities may have the effect of raising or maintaining the market price of the common shares or preventing or retarding a decline in the market price of the common shares, and, as a result, the price of the common shares may be higher than the price that otherwise might exist in the open market. If the underwriters commence these activities, they may discontinue them at any time. The underwriters may carry out these transactions on the NYSE, in the over-the-counter market or otherwise.

Selling Restrictions

United Kingdom

Each of the underwriters has represented and agreed that:

•	it has only communicated or caused to be communicated and will only communicate or cause to be communicated an invitation or inducement to engage in investment activity (within the meaning of section 21 of the Financial Services and Markets Act 2000 (as amended) (FSMA) received by it in connection with the issue or sale of the common shares or in circumstances in which section 21 of FSMA does not apply to the Company; and

•	it has complied with, and will comply with all applicable provisions of FSMA with respect to anything done by it in relation to the shares in, from or otherwise involving the United Kingdom.

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a ‘‘Relevant Member State’’) an offer to the public of the common shares may not be made in that Relevant Member State except that an offer to the public in that Relevant Member State of any common shares may be made at any time under the following exemptions under the Prospectus Directive, if they have been implemented in that Relevant Member State:

(a) to legal entities which are authorized or regulated to operate in the financial markets or, if not so authorized or regulated, whose corporate purpose is solely to invest in securities;

(b) to any legal entity which has two or more of (1) an average of at least 250 employees during the last financial year; (2) a total balance sheet of more than €43,000,000 and (3) an annual net turnover of more than €50,000,000, as shown in its last annual or consolidated accounts;

(c) by the underwriters to fewer than 100 natural or legal persons (other than qualified investors as defined in the Prospectus Directive) subject to obtaining the prior consent of the representatives for any such offer, or

(d) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of the common shares shall result in a requirement for the publication by the Company or any underwriter of a prospectus pursuant to Article 3 of the Prospectus Directive.

For the purposes of this provision, the expression an ‘‘offer of Shares to the public’’ in relation to any common shares in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the common shares to be offered so as to enable an investor to decide to purchase or subscribe the common shares, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State and the expression ‘‘Prospectus Directive’’ means Directive 2003/71/EC and includes any relevant implementing measure in each Relevant Member State.

Hong Kong

Our common shares may not be offered or sold by means of any document other than (i) in circumstances which do not constitute an offer to the public within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), or (ii) to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap.571, Laws of Hong Kong) and any rules made thereunder, or (iii) in other circumstances which do not result in the document being a ‘‘prospectus’’ within the meaning of the Companies Ordinance (Cap.32, Laws of Hong Kong), and no advertisement, invitation or document relating to our common shares may be issued or may be in the possession of any person for the purpose of issue (in each case whether in Hong Kong or elsewhere), which is directed at, or the contents of which are likely to be accessed or read by, the public in Hong Kong (except if permitted to do so under the laws of Hong Kong) other than with respect to common shares which are or are intended to be disposed of only to persons outside Hong Kong or only to ‘‘professional investors’’ within the meaning of the Securities and Futures Ordinance (Cap. 571, Laws of Hong Kong) and any rules made thereunder.

Singapore

The underwriters have agreed that they shall not offer or sell the common shares in Singapore except in circumstances where an exemption from the prospectus registration requirements under the Securities and Futures Act, Chapter 289 of the Singapore Statutes (the ‘‘SFA’’) apply. Accordingly this prospectus supplement and the accompanying prospectus have not been and will not be registered as a prospectus with the Monetary Authority of Singapore. Accordingly, this prospectus supplement, the accompanying prospectus and any other document or material in connection with the offer or sale, or invitation for purchase, of our common shares offered by the underwriters may not be circulated or distributed, nor may the shares be offered or sold, or be made the subject of an invitation for purchase, whether directly or indirectly, to persons in Singapore other than (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A), and in accordance with the conditions, specified in Section 275 of the SFA or (iii) otherwise pursuant to, and in accordance with the conditions of, any other applicable provision of the SFA.

Where our common shares are purchased from the underwriters under either or both of Sections 275 and 276 of the SFA, they shall not be sold by the purchaser for 6 months after such purchase other than to (i) to an institutional investor under Section 274 of the SFA, (ii) to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA.

Where our common shares are purchased from the underwriters under Section 275 by a relevant person which is: (a) a corporation (which is not an accredited investor) the sole business of which is to hold investments and the entire share capital of which is owned by one or more individuals, each of whom is an accredited investor; or (b) a trust (where the trustee is not an accredited investor) whose sole purpose is to hold investments and each beneficiary is an accredited investor, shares, debentures and units of shares and debentures of that corporation or the beneficiaries’ rights and interest in that trust shall not be transferable for 6 months after that corporation or that trust has acquired the shares under Section 275 except: (i) to an institutional investor under Section 274 of the SFA or to a relevant person, or any person pursuant to Section 275(1A) of the SFA, and in accordance with the conditions, specified in Section 275 of the SFA; (ii) where no consideration is given for the transfer; or (iii) by operation of law.

Japan

Our common shares have not been and will not be registered under the Securities and Exchange Law of Japan, as amended (including the Financial Instruments and Exchange Law of Japan) (or,

the ‘‘Securities and Exchange Law’’) and each underwriter has agreed that it will not offer or sell any of our common shares, directly or indirectly, in Japan or to, or for the benefit of, any resident of Japan (which term as used herein means any person resident in Japan, including any corporation or other entity organized under the laws of Japan), or to others for re-offering or resale, directly or indirectly, in Japan or to a resident of Japan, except pursuant to an exemption from the registration requirements of, and otherwise in compliance with, the Securities and Exchange Law and any other applicable laws, regulations and ministerial guidelines of Japan.

Ireland

No offer, sale, underwriting or placement of our common shares in, from or otherwise involving Ireland shall occur other than in conformity with the provisions of the Prospectus (Directive 2003/71/EC) Regulations 2005 of Ireland, EU prospectus law (as such term is defined in section 78 of the Investment Funds, Companies and Miscellaneous Provisions Act 2005 of Ireland), and the Investment Intermediaries Act 1995, of Ireland (as amended), including, without limitation, sections 9 and 23 (including advertising restrictions made thereunder) thereof and the codes of conduct made under section 37 thereof.

General

None of the Company or the underwriters, or any person acting on the Company’s or underwriters’ behalf, have taken or will take any action in any jurisdiction that would permit a public offering of the common shares, or the possession, circulation or distribution of this prospectus or any other material relating to the Company or the common shares, in any jurisdiction where action for such purpose is required.

Accordingly, the common shares may not be offered or sold, directly or indirectly, nor may this prospectus supplement or any other offering material or advertisement in connection with such securities be distributed or published, in or from any country or jurisdiction except under circumstances that will result in compliance with any applicable rules and regulations of any such country or jurisdiction.

No dealer, salesperson or other person has been authorized to give any information or to make any representation not contained in this prospectus supplement, and, if given or made, such information or representation must not be relied upon as having been authorized by the Company or any underwriter. This prospectus supplement does not constitute an offer to sell or the solicitation of an offer to buy any securities other than the securities to which it relates or an offer to sell or the solicitation of an offer to buy such securities in any circumstances in which such offer or solicitation is unlawful. Neither the delivery of this prospectus supplement nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the Company’s affairs since the date hereof or that the information contained in this prospectus supplement is correct as of a date after its date.

Legal Matters

Certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Conyers Dill & Pearman, Hamilton, Bermuda will pass upon the validity of the common shares. Sidley Austin LLP, New York, New York is representing the underwriters in this offering. Skadden, Arps, Slate, Meagher & Flom LLP also represents Fortress on a variety of past and current matters. Sidley Austin LLP represents us and Fortress on a variety of past and current matters.

Experts

The consolidated financial statements of Aircastle Limited as of December 31, 2005 and 2006, for the period October 29, 2004 (commencement of operations) through December 31, 2004 and for the each of the two years in the period ended December 31, 2006, appearing in Aircastle Limited’s Current Report on Form 8-K filed on September 26, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F. Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our common shares are listed and traded on the New York Stock Exchange, or NYSE, under the trading symbol ‘‘AYR.’’ Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aircastle.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus supplement or the accompanying prospectus or our other securities filings and is not a part of these filings.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC pursuant to which the common shares are being offered by this prospectus supplement. Neither this prospectus supplement nor the accompanying prospectus contains all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows ‘‘incorporation by reference’’ into this prospectus supplement and the accompanying prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus supplement and the accompanying prospectus and any information filed by us with the SEC subsequent to the date of this prospectus supplement and prior to the termination of this offering will automatically be deemed to update and supersede this information.

We incorporate by reference the following documents which we have already filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed):

•	Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 22, 2007;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2007 and March 31, 2007, filed on August 14, 2007 and May 15, 2007, respectively;

•	Definitive Proxy Statement on Schedule 14A filed on April 18, 2007;

•	Current Reports on Form 8-K filed on September 26, 2007 (each of the two filings made on such date, but not including the Item 2.02 information and related Exhibit 99.1 furnished rather than filed on such date), September 21, 2007, September 18, 2007, September 14, 2007, August 21, 2007, August 2, 2007, June 22, 2007, June 18, 2007, June 15, 2007, June 12, 2007, June 6, 2007, May 9, 2007, April 16, 2007, April 11, 2007, March 21, 2007, March 16, 2007 (but not including the Current Report on Form 8-K furnished rather than filed on such date), March 8, 2007, February 13, 2007, February 8, 2007, January 30, 2007, January 26, 2007 (but not including Item 2.02 and related Exhibit 99.1 which were furnished rather than filed on such date), January 25, 2007 (each of the two filings made on such date) and January 9, 2007; and

•	The description of our common shares contained in our Form 8-A filed on July 25, 2006.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, from the date of this prospectus supplement until the termination of the offering of all common shares under this prospectus supplement, shall be deemed to be incorporated in this prospectus supplement and the accompanying prospectus by reference.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus supplement and the accompanying prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which the prospectus supplement and the accompanying prospectus forms a part. Requests should be directed to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902, (203) 504-1020.

PROSPECTUS

AIRCASTLE LIMITED

COMMON SHARES

We may offer and sell common shares from time to time, in one or more offerings, in amounts, at prices and on terms determined at the time of any such offering.

Each time common shares are offered pursuant to this prospectus, we will file a prospectus supplement and may provide other offering materials that provide specific terms of the common shares offered in that offering. The terms of the common shares to be offered will include the initial offering price, if any, aggregate amount of the offering, listing on any securities exchange or quotation system and the agents, dealers or underwriters, if any, to be used in connection with the sale of the common shares. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. A prospectus supplement may also add, change or update information contained in this prospectus. You should carefully read this prospectus and any prospectus supplement or other offering materials, together with additional information described under the heading ‘‘Where You Can Find More Information,’’ before you invest in our common shares.

Investing in our common shares involves risks. You should read the section entitled ‘‘Risk Factors’’ beginning on page 1 before buying our common shares. This information may also be included in any supplement or may be incorporated by reference into this prospectus.

Our common shares are listed on the New York Stock Exchange under the trading symbol ‘‘AYR.’’ The last reported sale price of our common shares on September 25, 2007 was $35.99 per share.

None of the Securities and Exchange Commission, any state securities commission, the Minister of Finance and the Registrar of Companies in Bermuda or the Bermuda Monetary Authority have approved or disapproved of these common shares or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is September 26, 2007.

Consent under the Exchange Control Act 1972 (and its related regulations) has been obtained from the Bermuda Monetary Authority for the issue and transfer of the common shares to and between persons resident and non-resident of Bermuda for exchange control purposes provided our shares remain listed on an appointed stock exchange, which includes the New York Stock Exchange, or NYSE. This prospectus will be filed with the Registrar of Companies in Bermuda in accordance with Bermuda law. In granting such consent and in accepting this prospectus for filing, neither the Bermuda Monetary Authority nor the Registrar of Companies in Bermuda accepts any responsibility for our financial soundness or the correctness of any of the statements made or opinions expressed in this prospectus.

About This Prospectus

This prospectus is part of a registration statement that we filed with the Securities and Exchange Commission, or the SEC, using a ‘‘shelf’’ registration process, which allows us to offer and sell, from time to time, our common shares in one or more offerings. This prospectus provides you with a general description of our common shares. Each time we offer to sell common shares, we will provide a prospectus supplement and may provide other offering materials containing specific information about the terms of that offering. The prospectus supplement may also add, change or update information contained in this prospectus. If there is any inconsistency between the information in this prospectus and any prospectus supplement, you should rely on the information in the prospectus supplement. In addition, as we describe in the section entitled ‘‘Where You Can Find More Information,’’ we have filed and plan to continue to file other documents with the SEC that contain information about us and the business conducted by us. Before you decide to invest in our common shares, you should read carefully this prospectus, any accompanying prospectus supplement and the information that we file with the SEC.

In this prospectus, unless the context suggests otherwise, references to ‘‘Aircastle,’’ the ‘‘Company,’’ ‘‘we,’’ ‘‘us,’’ and ‘‘our’’ refer to Aircastle Limited and its subsidiaries. References in this prospectus to ‘‘Fortress’’ refer to Fortress Investment Group LLC and certain of its affiliates, and references to the ‘‘Fortress funds’’ refer to certain shareholders of Aircastle which are managed by an affiliate of Fortress. Throughout this prospectus, when we refer to our aircraft, we include aircraft that we have transferred into grantor trusts or similar entities for purposes of financing such assets through securitization.

You should assume that the information in this prospectus is accurate only as of the date of the prospectus. Our business, financial condition, results of operations and prospects may have changed since that date.

Aircastle Limited

Aircastle Limited is a global company that acquires and leases high-utility commercial jet aircraft to passenger and cargo airlines throughout the world. High-utility aircraft are generally modern, operationally efficient jets with a large operator base and long useful lives. As of June 30, 2007, our aircraft portfolio consisted of 100 aircraft with 45 lessees located in 28 countries and managed through our offices in the United States, Ireland and Singapore. Typically, our aircraft are subject to net operating leases whereby the lessee is generally responsible for maintaining the aircraft and paying operational and insurance costs although, in a majority of cases, we are obligated to pay a portion of specified maintenance or modification costs. We also make investments in other aviation assets, including debt investments secured by commercial jet aircraft.

Our principal executive offices are located at c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902. Our telephone number is (203) 504-1020. Our website address is www.aircastle.com. Information on our website does not constitute part of this prospectus.

Risk Factors

Before you invest in our common shares, in addition to the other information, documents or reports incorporated by reference in this prospectus and in any prospectus supplement or other offering materials, you should carefully consider the risk factors set forth in the section entitled ‘‘Risk Factors’’ in any prospectus supplement as well as in our most recent Annual Report on Form 10-K, and in our quarterly reports on Form 10-Q filed subsequent to such Annual Report on

Form 10-K, which are incorporated by reference into this prospectus and any prospectus supplement in their entirety, as the same may be amended, supplemented or superseded from time to time by other reports we file with the SEC in the future. Each of the risks described in these sections and documents could materially and adversely affect our business, financial condition, results of operations and prospects, and could result in a partial or complete loss of your investment.

Where You Can Find More Information

We file annual, quarterly and current reports, proxy statements and other information with the SEC. Our SEC filings can be read and copied at the SEC’s Public Reference Room at 100 F Street, N.E., Washington, D.C. 20549. The public may obtain information on the operation of the public reference room by calling the SEC at 1-800-SEC-0330. Our SEC filings are also available over the Internet at the SEC’s website at http://www.sec.gov. Our common shares are listed and traded on the New York Stock Exchange, or NYSE, under the trading symbol ‘‘AYR.’’ Our reports, proxy statements and other information can also be read at the offices of the NYSE, 20 Broad Street, New York, New York 10005. General information about us, including our Annual Report on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as any amendments and exhibits to those reports, are available free of charge through our website at www.aircastle.com as soon as reasonably practicable after we file them with, or furnish them to, the SEC. Information on our website is not incorporated into this prospectus or our other securities filings and is not a part of these filings.

We have filed a registration statement on Form S-3 under the Securities Act with the SEC to register the common shares offered by this prospectus. This prospectus does not contain all the information contained in the registration statement because certain parts of the registration statement are omitted in accordance with the rules and regulations of the SEC. The registration statement and the documents filed as exhibits to the registration statement are available for inspection and copying as described above.

The SEC allows ‘‘incorporation by reference’’ into this prospectus of information that we file with the SEC. This permits us to disclose important information to you by referencing these filed documents. Any information referenced this way is considered to be a part of this prospectus and any information filed by us with the SEC subsequent to the date of this prospectus will automatically be deemed to update and supersede this information.

We incorporate by reference the following documents which we have already filed with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed)

•	Annual Report on Form 10-K for the year ended December 31, 2006, filed on March 22, 2007;

•	Quarterly Reports on Form 10-Q for the quarterly periods ended June 30, 2007 and March 31, 2007, filed on August 14, 2007 and May 15, 2007, respectively;

•	Definitive Proxy Statement on Schedule 14A filed on April 18, 2007;

•	Current Reports on Form 8-K filed on September 26, 2007, September 21, 2007, September 18, 2007, September 14, 2007, August 21, 2007, August 2, 2007, June 22, 2007, June 18, 2007, June 15, 2007, June 12, 2007, June 6, 2007, May 9, 2007, April 16, 2007, April 11, 2007, March 21, 2007, March 16, 2007 (but not including the Current Report on Form 8-K furnished by the company under applicable SEC rules rather than filed on such date), March 8, 2007, February 13, 2007, February 8, 2007, January 30, 2007, January 26, 2007 (but not including Item 2.02 and Exhibit 99.1 of such filing which were furnished under applicable SEC rules rather than filed), January 25, 2007 (each of the two filings made on such date) and January 9, 2007; and

•	The description of our common shares contained in our Form 8-A filed on July 25, 2006.

All documents and reports that we file with the SEC (other than any portion of such filings that are furnished under applicable SEC rules rather than filed) pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934, from the date of this prospectus until the termination of the offering of all common shares under this prospectus, shall be deemed to be incorporated in this prospectus by reference.

We will provide without charge, upon written or oral request, a copy of any or all of the documents that are incorporated by reference into this prospectus, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Requests should be directed to Aircastle Limited, c/o Aircastle Advisor LLC, 300 First Stamford Place, 5th Floor, Stamford, CT 06902, (203) 504-1020.

You should rely only on the information contained in, or incorporated by reference into, this prospectus. We have not authorized anyone to provide you with different or additional information We are not offering to sell or soliciting any offer to buy any securities in any jurisdiction where the offer or sale is not permitted. You should not assume that the information in this prospectus or in any document incorporated by reference is accurate as of any date other than the date on the front cover of the applicable document.

Special Note Regarding Forward-Looking Statements

This prospectus may contain forward-looking statements which reflect our current views with respect to, among other things, future events and financial performance. You can identify these forward-looking statements by the use of forward-looking words such as ‘‘outlook,’’ ‘‘believes,’’ ‘‘expects,’’ ‘‘potential,’’ ‘‘continues,’’ ‘‘may,’’ ‘‘will,’’ ‘‘should,’’ ‘‘seeks,’’ ‘‘approximately,’’ ‘‘predicts,’’ ‘‘intends,’’ ‘‘plans,’’ ‘‘estimates,’’ ‘‘anticipates’’ or the negative version of those words or other comparable words. Any forward-looking statements contained in this prospectus are based upon the historical performance of us and our subsidiaries and on our current plans, estimates and expectations. The inclusion of this forward-looking information should not be regarded as a representation by us, Fortress, any Fortress fund, the underwriters or any other person that the future plans, estimates or expectations contemplated by us will be achieved. Such forward-looking statements are subject to various risks and uncertainties. Accordingly, there are or will be important factors that could cause our actual results to differ materially from those indicated in these statements. We believe that these factors include, but are not limited to, a decrease in the overall demand for commercial aircraft and aircraft leasing, the economic condition of the global airline industry and the ability of our lessees and potential lessees to make operating lease payments to us, acquisition risks, competitive pressures within the industry, the ability to obtain financing on satisfactory terms, risks related to the geographic markets in which we and our lessees operate and other factors described in the section entitled ‘‘Risk Factors’’ beginning on page 1 of this prospectus. These factors should not be construed as exhaustive and should be read in conjunction with the other cautionary statements that are included in this prospectus. We do not undertake any obligation to publicly update or review any forward-looking statement, whether as a result of new information, future developments or otherwise.

If one or more of these or other risks or uncertainties materialize, or if our underlying assumptions prove to be incorrect, our actual results may vary materially from what we may have projected. Any forward-looking statements you read in this prospectus reflect our current views with respect to future events and are subject to these and other risks, uncertainties and assumptions relating to our operations, financial results, financial condition, business prospects, growth strategy and liquidity. You should specifically consider the factors identified in this prospectus that could cause actual results to differ before making an investment decision to purchase our common shares.

Use Of Proceeds

Unless otherwise set forth in a prospectus supplement, we intend to use the net proceeds of any offering of our common shares for working capital and other general corporate purposes, which may include the repayment or refinancing of outstanding indebtedness and the financing of future acquisitions. We will have significant discretion in the use of any net proceeds. The net proceeds may be invested temporarily in interest-bearing accounts and short-term interest-bearing securities until they are used for their stated purpose. We may provide additional information on the use of the net proceeds from the sale of our common shares in an applicable prospectus supplement or other offering materials relating to the offered shares.

DESCRIPTION OF SHARE CAPITAL

The following description of our share capital summarizes material provisions of our memorandum of association and our bye-laws, copies of which have been filed as exhibits to the registration statement of which this prospectus forms a part. Prospective investors are urged to read these exhibits for a complete understanding of our memorandum of association and bye-laws.

Share Capital

As of the date of this prospectus, our authorized share capital consists of 250,000,000 common shares, par value U.S. $0.01 each, of which, as of September 25, 2007, 67,433,451 were issued and outstanding, and 50,000,000 preference shares, par value U.S. $0.01, of which none are currently issued and outstanding. All of our currently issued and outstanding common shares are fully paid. Our bye-laws permit us to issue shares that are not fully paid, subject to the right of our board of directors to make calls for unpaid amounts. Pursuant to our bye-laws, subject to any resolution of the shareholders to the contrary, our board of directors is authorized to issue any of our authorized but unissued shares. There are no limitations on the right of non-Bermudians or non-residents of Bermuda to hold or vote our shares.

Common Shares

Holders of common shares have no pre-emptive, redemption, conversion or sinking fund rights. Holders of common shares are entitled to one vote per share on all matters submitted to a vote of holders of common shares. Unless a different majority is required by law or by our bye-laws, resolutions to be approved by holders of common shares require approval by a simple majority of votes cast at a meeting at which a quorum is present. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are elected by our shareholders by a plurality of the votes cast on the resolution. There is no cumulative voting in the election of our directors. In the event of our liquidation, dissolution or winding up, the holders of common shares are entitled to share equally and ratably in our assets, if any, remaining after the payment of all of our debts and liabilities, subject to any liquidation preference on any issued and outstanding preference shares. Our common shares are listed on the New York Stock Exchange under the symbol ‘‘AYR.’’

Preference Shares

Pursuant to Bermuda law and our bye-laws, our board of directors by resolution may establish one or more series of preference shares having such number of shares, designations, dividend rates, relative voting rights, conversion or exchange rights, redemption rights, liquidation rights and other relative participation, optional or other powers, preferences and rights, qualifications, limitations or restrictions as may be fixed by the board without any further shareholder approval. The rights with respect to a series of preference shares may be greater than the rights attached to our common shares. It is not possible to state the actual effect of the issuance of any preference shares on the rights of holders of our common shares until our board of directors determines the specific rights attached to that preference share. The effect of issuing preference shares could include one or more of the following:

•	restricting dividends in respect of our common shares;

•	diluting the voting power of our common shares or providing that holders of preference shares have the right to vote on matters as a class;

•	impairing the liquidation rights of our common shares; or

•	delaying or preventing a change of control of Aircastle.

Dividend Rights

Under Bermuda law, a company’s board of directors may declare and pay dividends from time to time unless there are reasonable grounds for believing that the company is, or would after the payment be, unable to pay its liabilities as they become due or that the realizable value of its assets would thereby be less than the aggregate of its liabilities and issued share capital and share premium accounts. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. There are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to U.S. residents who are holders of our common shares.

Variation of Rights

If at any time we have more than one class of shares, the rights attaching to any class, unless otherwise provided for by the terms of issue of the relevant class, may be varied either: (i) with the consent in writing of the holders of 50% of the issued shares of that class; or (ii) with the sanction of a resolution passed by a majority of the votes cast at a general meeting of the relevant class of shareholders at which a quorum consisting of at least two persons holding or representing two-thirds of the issued shares of the relevant class is present. Our bye-laws specify that the creation or issue of shares ranking equally with existing shares will not, unless expressly provided by the terms of issue of existing shares, vary the rights attached to existing shares. In addition, the creation or issue of preference shares ranking prior to common shares will not be deemed to vary the rights attached to common shares or, subject to the terms of any other series of preference shares, to vary the rights attached to any other series of preference shares.

Election and Removal of Directors

Our bye-laws provide that our board shall consist of not less than three and not more than eight directors as the board may from time to time determine. Our board of directors currently consists of seven directors. Our board is divided into three classes that are, as nearly as possible, of equal size. Each class of directors is elected for a three-year term of office, but the terms are staggered so that the term of only one class of directors expires at each annual general meeting. The current terms of the Class I, Class II and Class III directors will expire in 2008, 2009, and 2010, respectively.

Any shareholder wishing to propose for election as a director someone who is not an existing director or is not proposed by our board must give notice of the intention to propose the person for election. Where a person is to be proposed for election as a director at an annual general meeting by a shareholder, that notice must be given not less than 90 days nor more than 120 days before the anniversary of the last annual general meeting prior to the giving of the notice or, in the event the annual general meeting is called for a date that is not 25 days before or after such anniversary, the notice must be given not later than ten days following the earlier of the date on which notice of the annual general meeting was posted to shareholders or the date on which public disclosure of the date of the annual general meeting was made. Where a director is to be elected at a special general meeting, that notice must be given not later than 10 days following the earlier of the date on which notice of the special general meeting was mailed to shareholders or the date on which public disclosure of the date of the special general meeting was made.

A director may be removed with or without cause by a resolution of our shareholders, including the affirmative votes of at least 80.0% of all votes attaching to all shares in issue entitling the holder to vote on such resolution, provided that notice of the shareholders meeting convened to remove the director is given to the director. The notice must contain a statement of the intention to remove the director and must be served on the director not less than 14 days before the meeting. The director is entitled to attend the meeting and be heard on the motion for his removal.

Corporate Opportunity

Our bye-laws provide that the Fortress funds, and their respective subsidiaries and affiliates (collectively, the ‘‘Significant Shareholders’’) have the right to, and have no duty to abstain from, exercising such right to, engage or invest in the same or similar business as us, do business with any of our clients, customers or vendors or employ or otherwise engage any of our officers, directors or employees. If the Significant Shareholders or any of their officers, directors or employees acquire knowledge of a potential transaction that could be a corporate opportunity, they have no duty to offer such corporate opportunity to us, our shareholders or affiliates.

Our bye-laws also provide that, in the event that any of our directors and officers who is also a director, officer or employee of any of our Significant Shareholders acquires knowledge of a corporate opportunity or is offered a corporate opportunity, provided that this knowledge was not acquired solely in such person’s capacity as our director or officer and such person acted in good faith, then such person is not liable to us if any of the Significant Shareholders pursues or acquires such corporate opportunity or if such person did not present the corporate opportunity to us.

Acquisition of Common Shares by Aircastle and Option to Require Sale of Shares

Our bye-laws provide that we have the option, but not the obligation, to require a shareholder that is not a U.S. citizen or a qualified resident of the U.S. or of the other contracting state of the applicable tax treaty with the U.S. (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty) owning more than 5% of our issued and outstanding common shares to sell its common shares for their fair market value to us, to other shareholders or to third parties if we determine that failure to exercise our option would result in adverse tax consequences to us or any of our subsidiaries. Our right to require a shareholder to sell its shares will be limited to the purchase of a number of shares that our directors, in the reasonable exercise of their discretion, determine is necessary to permit avoidance of those adverse tax consequences.

Shareholders Agreement

Upon the completion of our initial public offering, we entered into an Amended and Restated Shareholders Agreement, or the Shareholders Agreement, with Fortress Investment Fund III LP, Fortress Investment Fund III (Fund B) LP, Fortress Investment Fund III (Fund C) LP, Fortress Investment Fund III (Fund D) L.P., Fortress Investment Fund III (Fund E) LP, Fortress Investment Fund III (Coinvestment Fund A) LP, Fortress Investment Fund III (Coinvestment Fund B) LP, Fortress Investment Fund III (Coinvestment Fund C) LP, Fortress Investment Fund III (Coinvestment Fund D) L.P., Drawbridge Special Opportunities Fund LP, Drawbridge Special Opportunities Fund Ltd. and Drawbridge Global Macro Master Fund Ltd., which we refer to, collectively, as the Initial Shareholders.

As discussed further below, the Shareholders Agreement provides certain rights to the Initial Shareholders with respect to the designation of directors for election to our board of directors as well as registration rights for certain of our securities owned by them.

The Shareholders Agreement provides that the Initial Shareholders and their respective affiliates and permitted transferees will vote or cause to be voted all of our voting shares beneficially owned by each and to take all other reasonably necessary action so that no amendment is made to Aircastle’s memorandum of association or bye-laws in effect as of the date of the Shareholders Agreement that would add restrictions to the transferability of our shares by an Initial Shareholder or its permitted transferee which are beyond those provided for in our memorandum of association, bye-laws, the Shareholders Agreement or applicable securities laws, or that nullify the rights set out in the Shareholders Agreement of any Initial Shareholder or their permitted transferee unless such amendment is approved by such shareholder.

Designation and Election of Directors

The Shareholders Agreement requires that the Initial Shareholders and their respective affiliates and permitted transferees vote or cause to be voted all of our voting shares beneficially owned by each and to take all other reasonably necessary action so as to elect to our Board so long as the Initial Shareholders beneficially own (i) more than 50% of the voting power of Aircastle, four directors (or, if the Board consists of eight directors, five directors) designated by FIG Advisors LLC, an affiliate of Fortress, which we refer to as FIG Advisors, or such other party designated by Fortress; (ii) between 25% and 50% of the voting power of Aircastle, three directors designated by FIG Advisors; (iii) between 10% and 25% of the voting power of Aircastle, two directors designated by FIG Advisors; and (iv) between 5% and 10% of the voting power of Aircastle, one director designated by FIG Advisors. The Initial Shareholders also agree to vote their shares or otherwise take all necessary action to cause (i) the removal, with or without cause, of any director previously nominated by FIG Advisors upon notice from FIG Advisors of its desire to remove such a director and (ii) in the event a designee of FIG Advisors ceases to serve as a director during his term in office, the filling of such vacancy with an individual designated by FIG Advisors.

In accordance with the Shareholders Agreement, FIG Advisors designated Wesley R. Edens, Joseph P. Adams, Jr., Peter V. Ueberroth and John Z. Kukral for election to our Board.

Under the terms of the Shareholders Agreement, if at any time the number of our directors entitled to be designated by FIG Advisors under the Shareholders Agreement decreases, within ten days thereafter, FIG Advisors has agreed to cause the appropriate number of directors to resign and any such vacancy will be filled by a majority vote of our Board.

Registration Rights

Demand Rights.    We have granted to the Initial Shareholders, for so long as such shareholders collectively and beneficially own an amount of our common shares (whether owned at the time the parties entered into the Shareholders Agreement or subsequently acquired) at least equal to 5% or more of our common shares issued and outstanding immediately after the consummation of our initial public offering (a ‘‘Registrable Amount’’), ‘‘demand’’ registration rights that allow them at any time after six months following the consummation of such offering to request that we register under the Securities Act an amount equal to or greater than 5% of our common shares that they own. Each of the Initial Shareholders is entitled to an aggregate of two demand registrations, which can be a shelf registration. We are also not required to effect any demand registration within six months of a ‘‘firm commitment’’ underwritten offering to which the requestor held ‘‘piggyback’’ rights and which included at least 50% of the securities requested by the requestor to be included. We are not obligated to grant a request for a demand registration within four months of any other demand registration, and may refuse a request for demand registration if in our reasonable judgment, it is not feasible for us to proceed with the registration because of the unavailability of audited financial statements.

Piggyback Rights.    For so long as they beneficially own an amount of our common shares at least equal to 1% of our common shares issued and outstanding immediately after the consummation of our initial public offering, the Initial Shareholders also have ‘‘piggyback’’ registration rights that allow them to include the common shares that they own in any public offering of equity securities initiated by us (other than those public offerings pursuant to registration statements on Forms S-4 or S-8) or by any of our other shareholders that have registration rights. The ‘‘piggyback’’ registration rights of these shareholders are subject to proportional cutbacks based on the manner of the offering and the identity of the party initiating such offering.

Shelf Registration.    We have granted each of the Initial Shareholders or any of their respective transferees, for so long as they beneficially own a Registrable Amount, the right to request a shelf registration on Form S-3 providing for offerings of our common shares to be made on a continuous basis until all shares covered by such registration have been sold, subject to our right to suspend the use of the shelf registration prospectuses for a reasonable period of time (not exceeding 60 days in succession or 90 days in the aggregate in any 12 month period) if we determine that certain disclosures required by the shelf registration statements would be detrimental to us or our shareholders. In addition, the Initial Shareholders may elect to participate in such shelf registrations within ten days after notice of the registration is given.

Indemnification; Expenses.    We have agreed to indemnify each of the Initial Shareholders against any losses or damages resulting from any untrue statement or omission of material fact in any registration statement or prospectus pursuant to which they sell our common shares, unless such liability arose from such shareholder’s misstatement or omission, and each such shareholder has agreed to indemnify us against all losses caused by its misstatements or omissions. We will pay all expenses incidental to our performance under the Shareholders Agreement, and the Initial Shareholders will pay their respective portions of all underwriting discounts, commissions and transfer taxes relating to the sale of their common shares under the Shareholders Agreement.

Anti-Takeover Provisions

The following is a summary of certain provisions of our bye-laws that may be deemed to have an anti-takeover effect and may delay, deter or prevent a tender offer or takeover attempt that a shareholder might consider to be in its best interest, including those attempts that might result in a premium over the market price for the shares held by shareholders.

The authorized but unissued common shares and our preference shares will be available for future issuance by the board of directors, subject to any resolutions of the shareholders. These additional shares may be utilized for a variety of corporate purposes, including future public offerings to raise additional capital, corporate acquisitions and employee benefit plans. The existence of authorized but unissued common shares and preference shares could render more difficult or discourage an attempt to obtain control over us by means of a proxy contest, tender offer, amalgamation or otherwise.

Certain provisions of our bye-laws may make a change in control of Aircastle more difficult to effect. Our bye-laws provide for a staggered board of directors consisting of three classes of directors. Each class of directors are chosen for three-year terms upon the expiration of their current terms and each year one class of our directors is elected for a three-year term of office by our shareholders. The terms of the directors in the first, second and third classes will expire in 2008, 2009 and 2010, respectively. We believe that classification of our board of directors will help to assure the continuity and stability of our business strategies and policies as determined by our board of directors. The classified board could have the effect of making the replacement of incumbent directors more time consuming and difficult. At least two annual meetings of shareholders, instead of one, will generally be required to effect a change in a majority of our board of directors. Thus, the classified board could increase the likelihood that incumbent directors will retain their positions. The staggered terms of directors may delay, defer or prevent a tender offer or an attempt to change control of us, even though a tender offer or change in control might be in the best interest of our shareholders. Our bye-laws provide that persons standing for election as directors at a duly constituted and quorate annual general meeting are elected by our shareholders by a plurality of the votes cast on the resolution. In addition, our bye-laws provide that directors may be removed with or without cause by a resolution of our shareholders, including the affirmative votes of at least 80.0% of all votes attaching to all shares in issue entitling the holder to vote on such resolution. Our bye-laws also give us the option, but not the obligation, to require a shareholder that is not a U.S. citizen or a qualified resident of the U.S. or of the other contracting state of the applicable tax treaty with the U.S. (as determined for purposes of the relevant provision of the limitation on benefits article of such treaty) owning more than 5% of our issued and outstanding common shares to sell the shareholder’s common shares to us, to another shareholder or to third parties at fair market value if we determine that failure to exercise such option would result in adverse tax consequences to us or any of our subsidiaries.

Pursuant to our bye-laws, our preference shares may be issued from time to time, and the board of directors is authorized to determine the rights, preferences, powers, qualifications, limitations and restrictions. See ‘‘— Preference Shares.’’

Certain Provisions of Bermuda Law

We have been designated by the Bermuda Monetary Authority as a non-resident for Bermuda exchange control purposes. This designation allows us to engage in transactions in currencies other than the Bermuda dollar, and there are no restrictions on our ability to transfer funds (other than funds denominated in Bermuda dollars) in and out of Bermuda or to pay dividends to United States residents who are holders of our common shares.

This prospectus will be filed with the Registrar of Companies in Bermuda pursuant to Part III of the Companies Act 1981 of Bermuda. In accepting this prospectus for filing, the Registrar of Companies in Bermuda shall not be liable for the financial soundness, performance or default of our business or for the correctness of any opinions or statements expressed in this prospectus.

In accordance with Bermuda law, share certificates are only issued in the names of companies, partnerships or individuals. In the case of a shareholder acting in a special capacity (for example as a trustee), certificates may, at the request of the shareholder, record the capacity in which the shareholder is acting. Notwithstanding such recording of any special capacity, we are not bound to investigate or see to the execution of any such trust. We will take no notice of any trust applicable to any of our shares, whether or not we have been notified of such trust.

Differences in Corporate Law

You should be aware that the Companies Act 1981 of Bermuda (the ‘‘Companies Act’’), which applies to us, differs in certain material respects from laws generally applicable to Delaware corporations and their shareholders. In order to highlight these differences, set forth below is a summary of material provisions of the Companies Act (including modifications adopted pursuant to our bye-laws) and Bermuda common law applicable to us which differ in certain respects from provisions of the General Corporation Law of the State of Delaware.

Duties of Directors.    The Companies Act authorizes the directors of a company, subject to its bye-laws, to exercise all powers of the company except those that are required by the Companies

Act or the company’s bye-laws to be exercised by the shareholders of the company. Our bye-laws provide that our business is to be managed and conducted by our board of directors. At common law, members of a board of directors owe a fiduciary duty to the company to act in good faith in their dealings with or on behalf of the company and exercise their powers and fulfill the duties of their office honestly. This duty includes the following essential elements:

•	a duty to act in good faith in the best interests of the company;

•	a duty not to make a personal profit from opportunities that arise from the office of director;

•	a duty to avoid conflicts of interest; and

•	a duty to exercise powers for the purpose for which such powers were intended.

The Companies Act imposes a duty on directors and officers of a Bermuda company:

•	to act honestly and in good faith with a view to the best interests of the company; and

•	to exercise the care, diligence and skill that a reasonably prudent person would exercise in comparable circumstances.

In addition, the Companies Act imposes various duties on directors and officers of a company with respect to certain matters of management and administration of the company.

Directors and officers generally owe fiduciary duties to the company, and not to the company’s individual shareholders. Our shareholders may not have a direct cause of action against our directors.

Under Delaware law, the business and affairs of a corporation are managed by or under the direction of its board of directors. In exercising their powers, directors are charged with a fiduciary duty of care to protect the interests of the corporation and a fiduciary duty of loyalty to act in the best interests of its shareholders. The duty of care requires that directors act in an informed and deliberative manner and inform themselves, prior to making a business decision, of all material information reasonably available to them. The duty of care also requires that directors exercise care in overseeing and investigating the conduct of corporate employees. The duty of loyalty may be summarized as the duty to act in good faith, not out of self-interest, and in a manner which the director reasonably believes to be in the best interests of the shareholders.

Delaware law provides that a party challenging the propriety of a decision of a board of directors bears the burden of rebutting the applicability of the presumptions afforded to directors by the ‘‘business judgment rule.’’ The business judgment rule is a presumption that in making a business decision, directors acted on an informed basis and that the action taken was in the best interests of the Company and its shareholders, and accordingly, unless the presumption is rebutted, a board’s decision will be upheld unless there can be no rational business purpose for the action or the action constitutes corporate waste. If the presumption is not rebutted, the business judgment rule attaches to protect the directors and their decisions, and their business judgments will not be second guessed. Where, however, the presumption is rebutted, the directors bear the burden of demonstrating the entire fairness of the relevant transaction. Notwithstanding the foregoing, Delaware courts may subject directors’ conduct to enhanced scrutiny in respect of defensive actions taken in response to a threat to corporate control or the approval of a transaction resulting in a sale of control of the corporation.

Interested Directors.    Bermuda law and our bye-laws provide that if a director has an interest in a material transaction or proposed material transaction with us or any of our subsidiaries or has a material interest in any person that is a party to such a transaction, the director must disclose the nature of that interest at the first opportunity either at a meeting of directors or in writing to the directors. Our bye-laws provide that, after a director has made such a declaration of interest, he is allowed to be counted for purposes of determining whether a quorum is present and to vote on a transaction in which he has an interest, unless disqualified from doing so by the chairman of the relevant board meeting. Under Delaware law, such transaction would not be voidable if (i) the material facts as to such interested director’s relationship or interests are disclosed or are known to the board of directors and the board in good faith authorizes the transaction by the affirmative vote of a majority of the disinterested directors, (ii) such material facts are disclosed or are known to the shareholders entitled to vote on such transaction and the transaction is specifically approved in good faith by vote of the majority of shares entitled to vote thereon or (iii) the transaction is fair as to the Company as of the time it is authorized, approved or ratified. Under Delaware law, such interested director could be held liable for a transaction in which such director derived an improper personal benefit.

Voting Rights and Quorum Requirements.    Under Bermuda law, the voting rights of our shareholders are regulated by our bye-laws and, in certain circumstances, the Companies Act. Under our bye-laws, at any general meeting, two or more persons present in person at the start of the meeting and representing in person or by proxy more than 50% of all votes attaching to all shares in issue entitling the holder to vote at the meeting, shall constitute a quorum for the transaction of business. Generally, except as otherwise provided in the bye-laws, or the Companies Act, any action or resolution requiring approval of the shareholders may be passed by a simple majority of votes cast except for the election of directors which requires only a plurality of the votes cast.

Any individual who is a shareholder of the company and who is present at a meeting may vote in person, as may any corporate shareholder that is represented by a duly authorized representative at a meeting of shareholders. Our bye-laws also permit attendance at general meetings by proxy, provided the instrument appointing the proxy is in the form specified in the bye-laws or such other form as the board may determine. Under our bye-laws, each holder of common shares is entitled to one vote per common share held.

Under Delaware law, unless otherwise provided in the company’s certificate of incorporation, each stockholder is entitled to one vote for each share of stock held by the stockholder. Delaware law provides that unless otherwise provided in a company’s certificate of incorporation or bylaws, a majority of the shares entitled to vote, present in person or represented by proxy, constitutes a quorum at a meeting of stockholders. In matters other than the election of directors, with the exception of special voting requirements related to extraordinary transactions, and unless otherwise provided in a company’s certificate of incorporation or bylaws, the affirmative vote of a majority of shares present in person or represented by proxy at the meeting entitled to vote is required for stockholder action, and the affirmative vote of a plurality of shares is required for the election of directors.

Dividends.    Under Bermuda law, a company may not declare or pay dividends if there are reasonable grounds for believing that: (i) the company is, or would after the payment be, unable to pay its liabilities as they become due; or (ii) that the realizable value of its assets would thereby be less than the aggregate of its liabilities, its issued share capital (par value) and its share premium accounts (share premium being the amount of consideration paid for the subscription of shares in excess of the par value of those shares). As a result, in future years, if the realizable value of a company’s assets decreases, its ability to make or maintain dividend payments may depend upon its shareholders’ approval of resolutions reducing the share premium account by transferring funds to the contributed surplus account. Under our bye-laws, each common share is entitled to dividends if, as and when dividends are declared by our board of directors, subject to any preferred dividend right of the holders of any preference shares. Issued share capital is the aggregate par value of the company’s issued shares, and share premium is the aggregate amount paid for issued shares over and above their par value. Share premium accounts may be reduced in certain limited circumstances.

Under Delaware law, subject to any restrictions contained in the company’s certificate of incorporation, a company may pay dividends out of surplus or, if there is no surplus, out of net profits for the fiscal year in which the dividend is declared and for the preceding fiscal year. Delaware law also provides that dividends may not be paid out of net profits if, after the payment of the dividend, capital is less than the capital represented by the outstanding stock of all classes having a preference upon the distribution of assets.

Amalgamations, Mergers and Similar Arrangements.    The amalgamation of a Bermuda company with another company or corporation (other than certain affiliated companies) requires the amalgamation agreement to be approved by the company’s board of directors and by its shareholders. Unless the company’s bye-laws provide otherwise, the approval of 75% of the shareholders voting at such meeting is required to approve the amalgamation agreement, and the quorum for such meeting must be two persons holding or representing more than one-third of the issued shares of the company. Our bye-laws provide that a merger or an amalgamation (other than with certain affiliated companies) that has been approved by the board must only be approved by a majority of the votes cast at a general meeting of the shareholders at which the quorum shall be two or more persons present in person at the start of the meeting and representing in person or by proxy more than 50% of all votes attaching to all shares in issue entitling the holder to vote at the meeting. Any merger or amalgamation not approved by our board must be approved by a shareholders resolution, including the affirmative vote of at least 66% of all votes attaching to all shares in issue entitling the holder to vote on such matter.

Under Bermuda law, in the event of an amalgamation of a Bermuda company with another company or corporation, a shareholder of the Bermuda company who did not vote in favor of the amalgamation and is not satisfied that fair value has been offered for such shareholder’s shares may, within one month of notice of the shareholders meeting, apply to the Supreme Court of Bermuda to appraise the fair value of those shares.

Under Delaware law, with certain exceptions, a merger, consolidation or sale of all or substantially all the assets of a corporation must be approved by the board of directors and a majority of the issued and outstanding shares entitled to vote thereon. Under Delaware law, a shareholder of a corporation participating in certain major corporate transactions may, under certain circumstances, be entitled to appraisal rights pursuant to which such shareholder may receive cash in the amount of the fair value of the shares held by such shareholder (as determined by a court) in lieu of the consideration such shareholder would otherwise receive in the transaction.

Takeovers.    An acquiring party is generally able to acquire compulsorily the common shares of minority holders in the following ways:

•	By a procedure under the Companies Act known as a ‘‘scheme of arrangement’’. A scheme of arrangement could be effected by obtaining the agreement of the company and of holders of common shares, representing in the aggregate a majority in number and at least 75% in value of the common shareholders present and voting at a court ordered meeting held to consider the scheme of arrangement. The scheme of arrangement must then be sanctioned by the Bermuda Supreme Court. If a scheme of arrangement receives all necessary agreements and sanctions, upon the filing of the court order with the Registrar of Companies in Bermuda, all holders of common shares could be compelled to sell their shares under the terms of the scheme or arrangement.

•	If the acquiring party is a company by acquiring pursuant to a tender offer 90% of the shares or class of shares not already owned by, or by a nominee for, the acquiring party (the offeror), or any of its subsidiaries. If an offeror has, within four months after the making of an offer for all the shares or class of shares not owned by, or by a nominee for, the offeror, or any of its subsidiaries, obtained the approval of the holders of 90% or more of all the shares to which the offer relates, the offeror may, at any time within two months beginning with the date on which the approval was obtained, require by notice any nontendering shareholder to transfer its shares on the same terms as the original offer. In those circumstances, nontendering shareholders will be compelled to sell their shares unless the Supreme Court of Bermuda (on application made within a one-month period from the date of the offeror’s notice of its intention to acquire such shares) orders otherwise.

•	Where the acquiring party or parties holds not less than 95% of the shares or a class of shares of a company, such holder(s) may, pursuant to a notice given to the remaining shareholders or class of shareholders, acquire the shares of such remaining shareholders or class of shareholders. When this notice is given, the acquiring party is entitled and bound to acquire the shares of the remaining shareholders on the terms set out in the notice, unless a remaining shareholder, within one month of receiving such notice, applies to the Supreme Court of Bermuda for an appraisal of the value of their shares. This provision only applies where the acquiring party offers the same terms to all holders of shares whose shares are being acquired.

Delaware law provides that a parent corporation, by resolution of its board of directors and without any shareholder vote, may merge with any subsidiary of which it owns at least 90% of each class of its capital stock. Upon any such merger, dissenting shareholders of the subsidiary would have appraisal rights.

Shareholders’ Suits.    Class actions and derivative actions are generally not available to shareholders under Bermuda law. The Bermuda courts, however, would ordinarily be expected to permit a shareholder to commence an action in the name of a company to remedy a wrong to the company where the act complained of is alleged to be beyond the corporate power of the company or illegal, or would result in the violation of the company’s memorandum of association or bye-laws. Furthermore, consideration would be given by a Bermuda court to acts that are alleged to constitute a fraud against the minority shareholders or, for instance, where an act requires the approval of a greater percentage of the company’s shareholders than that which actually approved it.

When the affairs of a company are being conducted in a manner which is oppressive or prejudicial to the interests of some part of the shareholders, one or more shareholders may apply to the Supreme Court of Bermuda, which may make such order as it sees fit, including an order regulating the conduct of the company’s affairs in the future or ordering the purchase of the shares of any shareholders by other shareholders or by the company.

Our bye-laws contain a provision by virtue of which our shareholders waive any claim or right of action that they have, both individually and on our behalf, against any director or officer in relation to any action or failure to take action by such director or officer, except in respect of any fraud or dishonesty of such director or officer. We have been advised by the Securities and Exchange Commission that in their opinion, the operation of this provision as a waiver of the right to sue for violations of federal securities laws would likely be unenforceable in U.S. courts.

Class actions and derivative actions generally are available to shareholders under Delaware law for, among other things, breach of fiduciary duty, corporate waste and actions not taken in accordance with applicable law. In such actions, the court generally has discretion to permit the winning party to recover attorneys’ fees incurred in connection with such action.

Indemnification of Directors and Officers.    Section 98 of the Companies Act provides generally that a Bermuda company may indemnify its directors and officers against any liability which by virtue of any rule of law would otherwise be imposed on them in respect of any negligence, default, breach of duty or breach of trust, except in cases where such liability arises from fraud or dishonesty of which such director or officer may be guilty in relation to the company. Section 98 provides that a Bermuda company may indemnify its directors and officers against any liability incurred by them in defending any proceedings, whether civil or criminal, in which judgment is awarded in their favor or in which they are acquitted or granted relief by the Supreme Court of Bermuda pursuant to section 281 of the Companies Act. Section 98 of the Companies Act further provides that a company may advance moneys to an officer for the costs, charges and expenses incurred by the officer in defending any civil or criminal proceedings against them, on condition that the officer shall repay the advance if any allegation of fraud or dishonesty is proved against them.

We have adopted provisions in our bye-laws that provide that we shall indemnify our officers and directors in respect of their actions and omissions, except in respect of their fraud or dishonesty. Our bye-laws provide that the shareholders waive all claims or rights of action that they might have, individually or in right of the company, against any of the company’s directors or officers for any act or failure to act in the performance of such director’s or officer’s duties, except in respect of any fraud or dishonesty of such director or officer. Section 98A of the Companies Act permits us to purchase and maintain insurance for the benefit of any officer or director in respect of any loss or liability attaching to him in respect of any negligence, default, breach of duty or breach of trust, whether or not we may otherwise indemnify such officer or director. We have purchased and maintain a directors’ and officers’ liability policy for such a purpose.

Under Delaware law, a corporation may indemnify a director or officer of the corporation against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in defense of an action, suit or proceeding by reason of such position if (i) such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation and (ii) with respect to any criminal action or proceeding, such director or officer had no reasonable cause to believe his conduct was unlawful.

Inspection of Corporate Records.    Members of the general public have the right to inspect our public documents available at the office of the Registrar of Companies in Bermuda and our registered office in Bermuda, which will include our memorandum of association (including its objects and powers) and certain alterations to our memorandum of association. Our shareholders have the additional right to inspect our bye-laws, minutes of general meetings and audited financial statements, which must be presented to the annual general meeting of shareholders. The register of members of a company is also open to inspection by shareholders and by members of the general public without charge. The register of members is required to be open for inspection for not less than two hours in any business day (subject to the ability of a company to close the register of members for not more than 30 days in a year). A company is required to maintain its share register in Bermuda but may, subject to the provisions of the Companies Act, establish a branch register outside of Bermuda. A company is required to keep at its registered office a register of directors and officers that is open for inspection for not less than two hours in any business day by members of the public without charge. Bermuda law does not, however, provide a general right for shareholders to inspect or obtain copies of any other corporate records. Delaware law permits any shareholder to inspect or obtain copies of a corporation’s shareholder list and its other books and records for any purpose reasonably related to such person’s interest as a shareholder.

Shareholder Proposals.    Under Bermuda law, shareholder(s) may, as set forth below and at their own expense (unless the company otherwise resolves), require the company to: (i) give notice to all shareholders entitled to receive notice of the annual general meeting of any resolution that the shareholder(s) may properly move at the next annual general meeting; and/or (ii) circulate to all shareholders entitled to receive notice of any general meeting a statement in respect of any matter referred to in any proposed resolution or any business to be conducted at such general meeting. The number of shareholders necessary for such a requisition is either: (i) any number of shareholders representing not less than 5% of the total voting rights of all shareholders entitled to vote at the meeting to which the requisition relates; or (ii) not less than 100 shareholders. Delaware law does not include a provision restricting the manner in which nominations for directors may be made by shareholders or the manner in which business may be brought before a meeting although restrictions may be included in a Delaware company’s certificate of incorporation or bylaws.

Calling of Special Shareholders Meetings.    Under Aircastle’s bye-laws, a special general meeting may be called by the President, the chairman of the board or the board of directors. The board of directors must call a special general meeting upon the request of Fortress or any ‘‘significant shareholder’’ or ‘‘affiliate’’ of such shareholder (both as defined in the bye-laws) so long as the significant shareholder and its affiliates collectively hold shares carrying at least 10% of the votes attaching to all shares, at the time of such request. Bermuda law also provides that a special general meeting must be called upon the request of shareholders holding not less than 10% of the paid-up capital of the company carrying the right to vote at general meetings. Delaware law permits the board of directors or any person who is authorized under a corporation’s certificate of incorporation or bye-laws to call a special meeting of shareholders.

Amendment of Organizational Documents.    Bermuda law provides that the memorandum of association of a company may be amended by a resolution passed at a general meeting of shareholders of which due notice has been given. Certain amendments to the memorandum of association may require approval of the Bermuda Minister of Finance, who may grant or withhold approval at his or her discretion.

Under Bermuda law, the holders of an aggregate of not less than 20% in par value of a company’s issued share capital have the right to apply to the Bermuda courts for an annulment of any amendment of the memorandum of association adopted by shareholders at any general meeting, other than an amendment which alters or reduces a company’s share capital as provided in the Companies Act. Where such an application is made, the amendment becomes effective only to the extent that it is confirmed by the Bermuda court. An application for an annulment of an amendment of the memorandum of association must be made within 21 days after the date on which the resolution altering the company’s memorandum of association is passed and may be made on behalf of persons entitled to make the application by one or more of their designees as such holders may appoint in writing for such purpose. No application may be made by the shareholders voting in favor of the amendment.

Under Delaware law, amendment of the certificate of incorporation, which is the equivalent of a memorandum of association, of a company must be made by a resolution of the board of directors setting forth the amendment, declaring its advisability, and either calling a special meeting of the shareholders entitled to vote or directing that the proposed amendment be considered at the next annual meeting of the shareholders. Delaware law requires that, unless a different percentage is provided for in the certificate of incorporation, a majority of the voting power of the corporation is required to approve the amendment of the certificate of incorporation at the shareholders meeting. If the amendment would alter the number of authorized shares or par value or otherwise adversely affect the rights or preference of any class of a company’s stock, the holders of the issued and outstanding shares of such affected class, regardless of whether such holders are entitled to vote by the certificate of incorporation, are entitled to vote as a class upon the proposed amendment. However, the number of authorized shares of any class may be increased or decreased, to the extent not falling below the number of shares then issued and outstanding, by the affirmative vote of the holders of a majority of the stock entitled to vote, if so provided in the company’s certificate of incorporation that was authorized by the affirmative vote of the holders of a majority of such class or classes of stock.

Amendment of Bye-laws.    Except as provided below, Aircastle’s bye-laws provide that the bye-laws may only be rescinded, altered or amended upon approval by a resolution of Aircastle’s board of directors and by a resolution of our shareholders.

Those bye-laws regarding the election of directors, classes of directors, the term of office of directors and amalgamations may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least 66.0% of the votes attaching to all shares in issue entitling the holder to vote on such resolution.

Those bye-laws dealing with the removal of directors and corporate opportunity may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of our shareholders, including the affirmative votes of at least 80.0% of the votes attaching to all shares in issue entitling the holder to vote on such resolution.

Under Delaware law, unless the certificate of incorporation or bylaws provide for a different vote, holders of a majority of the voting power of a corporation and, if so provided in the certificate of incorporation, the directors of the corporation have the power to adopt, amend and repeal the bylaws of a corporation. Those bye-laws dealing with the election of directors, classes of directors and the term of office of directors may only be rescinded, altered or amended upon approval by a resolution of the directors and by a resolution of shareholders carrying not less than 66% of all shares entitled to vote on the resolution.

Registrar and Transfer Agent

A register of holders of the common shares is maintained by Codan Services Limited in Bermuda, and a branch register is maintained in the United States by American Stock Transfer & Trust Company, who serves as branch registrar and transfer agent. The telephone number of Codan Services Limited is +1 (441) 295-5950 and of American Stock Transfer & Trust Company is +1 (212) 936-5100.

PLAN OF DISTRIBUTION

We may sell our common shares offered by this prospectus:

•	through agents;

•	to or through underwriters;

•	through dealers;

•	directly by us to other purchasers; or

•	through a combination of any such methods of sale.

Any underwriters or agents will be identified and their discounts, commissions and other items constituting underwriters’ compensation will be described in the applicable prospectus supplement.

We (directly or through agents) may sell, and the underwriters may resell, the common shares in one or more transactions, including negotiated transactions, at a fixed public offering price or prices, which may be changed, or at market prices prevailing at the time of sale, at prices related to prevailing market prices or at negotiated prices.

In connection with the sale of common shares, the underwriters or agents may receive compensation from us or from purchasers of the common shares for whom they may act as agents. The underwriters may sell common shares to or through dealers, who may also receive compensation from purchasers of the common shares for whom they may act as agents. Compensation may be in the form of discounts, concessions or commissions. Underwriters, dealers and agents that participate in the distribution of the common shares may be underwriters as defined in the Securities Act of 1933, and any discounts or commissions received by them from us and any profit on the resale of the common shares by them may be treated as underwriting discounts and commissions under the Securities Act of 1933. We may indemnify the underwriters and agents against certain civil liabilities, including liabilities under the Securities Act, or contribute to payments they may be required to make in respect of such liabilities.

To facilitate the offering of our common shares, certain persons participating in the offering may engage in transactions that stabilize, maintain, or otherwise affect the price of our common shares. This may include over-allotments or short sales of our common shares, which involve the sale by persons participating in the offering of more of our common shares than we sold to them. In these circumstances, these persons would cover such over-allotments or short positions by making purchases in the open market or by exercising their over-allotment option, if any. In addition, these persons may stabilize or maintain the price of our common shares by bidding for or purchasing our common shares in the open market or by imposing penalty bids, whereby selling concessions allowed to dealers participating in the offering may be reclaimed if our common shares sold by them are repurchased in connection with stabilization transactions. The effect of these transactions may be to stabilize or maintain the market price of our common shares at a level above that which might otherwise prevail in the open market. These transactions, if commenced, may be discontinued at any time.

If so indicated in the prospectus supplement relating to a particular offering of common shares, we will authorize underwriters, dealers or agents to solicit offers by certain institutions to purchase the common shares from us under delayed delivery contracts providing for payment and delivery at a future date. These contracts will be subject only to those conditions set forth in the prospectus supplement, and the prospectus supplement will set forth the commission payable for solicitation of these contracts.

The common shares may or may not be listed on a national securities exchange. No assurances can be given that there will be a market for any of the common shares.

Underwriters, dealers and agents may engage in transactions with, or perform services for, us or our affiliates in the ordinary course of their businesses.

LEGAL MATTERS

Unless otherwise indicated in the applicable prospectus supplement, certain legal matters will be passed upon for us by Skadden, Arps, Slate, Meagher & Flom LLP, New York, New York, and Conyers Dill & Pearman, Hamilton, Bermuda will pass upon the validity of the common shares. If the validity of any common shares is also passed upon by counsel for the underwriters of an offering of those common shares, that counsel will be named in the prospectus supplement relating to that offering. Skadden, Arps, Slate, Meagher & Flom LLP also represents Fortress on a variety of past and current matters.

EXPERTS

The consolidated financial statements of Aircastle Limited as of December 31, 2005 and 2006, for the period October 29, 2004 (commencement of operations) through December 31, 2004 and for the each of the two years in the period ended December 31, 2006, appearing in Aircastle Limited’s Current Report on Form 8-K filed on September 26, 2007, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their report thereon, included therein, and incorporated herein by reference. Such consolidated financial statements are incorporated herein by reference in reliance upon such report given on the authority of such firm as experts in accounting and auditing.

20,000,000 shares

Common shares

JPMorgan	Bear, Stearns & Co. Inc.	Citi

Jefferies & Company	Lazard Capital Markets

Prospectus Supplement

October 3, 2007

You should rely only on the information contained in this prospectus supplement, the accompanying prospectus and the documents we incorporate by reference. Neither we, the selling shareholders nor the underwriters have authorized anyone to provide you with any other information. We and the selling shareholders are offering our common shares for sale only in jurisdictions where such offers and sales are permitted. The information contained in or incorporated by reference in this prospectus supplement and the accompanying prospectus is accurate only as of their respective dates, regardless of the time of delivery of this prospectus supplement, or of any sale of our common shares.

No action is being taken in any jurisdiction outside the United States to permit a public offering of the common shares or possession or distribution of this prospectus supplement and the accompanying prospectus in that jurisdiction. Persons who come into possession of this prospectus supplement and the accompanying prospectus in jurisdictions outside the United States are required to inform themselves about and to observe any restrictions as to this offering and the distribution of this prospectus supplement and the accompanying prospectus applicable to that jurisdiction.